UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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CALPINE CORPORATION
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April 1, 2016
To our Shareholders:
It is our pleasure to invite you to attend our 2016 Annual Meeting of Shareholders. The meeting will be held at 8:00 a.m. (Central Time) on May 11, 2016 at our corporate headquarters, located at 717 Texas Avenue, 10th Floor, Houston, Texas 77002.
The following Notice of Annual Meeting of Shareholders outlines the business to be conducted at the meeting.
This year we are again using the Internet as our primary means of furnishing proxy materials to shareholders. Accordingly, most shareholders will not receive paper copies of our proxy materials. We instead sent shareholders a notice with instructions for accessing the proxy materials and voting via the Internet. The notice also provides information on how shareholders may obtain paper copies of our proxy materials if they so choose. We encourage you to review these materials and vote your shares.
You may vote via the Internet, by telephone or, if you receive a paper proxy card in the mail, by mailing the completed proxy card. If you attend the Annual Meeting, you may vote your shares in person, even if you have previously voted your proxy. Whether or not you plan to attend the Annual Meeting, please vote as soon as possible to ensure that your shares will be represented and voted at the Annual Meeting.
We are proud that you have chosen to invest in Calpine Corporation. On behalf of our management and directors, thank you for your continued support and confidence in 2016.
Very truly yours,

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
OF
CALPINE CORPORATION
717 Texas Avenue, Suite 1000
Houston, Texas 77002

Date of Meeting:	May 11, 2016

Time:	8:00 a.m. (Central Time)

Place:	717 Texas Avenue, 10th Floor, Houston, Texas 77002

Items of Business:	We are holding the 2016 Annual Meeting of Shareholders (the “Annual Meeting”) for the following purposes:

•	to elect eight directors to serve on our Board of Directors until the 2017 annual meeting of shareholders;

•	to ratify the selection of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for the year ending December 31, 2016;

•	to approve, on an advisory basis, named executive officer compensation; and

•	to transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.
The enclosed proxy statement describes these items in more detail. As of the date of this notice, we have not received notice of any other matters that may be properly presented at the Annual Meeting.

Record Date:	March 14, 2016

Voting:
We strongly encourage you to vote. Please vote as soon as possible, even if you plan to attend the Annual Meeting in person. You have three options for submitting your vote prior to the date of the Annual Meeting: Internet, telephone, or mail. In accordance with New York Stock Exchange (“NYSE”) rules, your broker will not be able to vote your shares with respect to any non-routine matters (including the election of directors) if you have not given your broker specific instructions to do so. The only routine matter to be voted on at the Annual Meeting is the ratification of the selection of our independent registered public accounting firm for the current year (Proposal No. 2). All other matters to be voted upon are considered non-routine matters under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore broker non-votes may exist in connection with such proposals.

Date These Proxy Materials Are First Being Made

Available on the Internet:	On or about April 1, 2016
By order of the Board of Directors
W. Thaddeus Miller
Corporate Secretary
April 1, 2016
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL
MEETING OF SHAREHOLDERS TO BE HELD ON MAY 11, 2016:
The Notice of Annual Meeting of Shareholders, Proxy Statement and 2015 Annual Report are available at www.proxyvote.com.

TABLE OF CONTENTS

Notice of Annual Meeting of Shareholders of Calpine Corporation	Cover
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on May 11, 2016	Cover
2016 Proxy Summary	iii
Proxy Statement — Proxy Solicitation and Voting Information	1
Questions and Answers About the Annual Meeting and Voting	1
Why am I receiving these proxy materials?	1
How can I access the proxy materials on the Internet?	1
Who can vote?	1
How do I know if I am a beneficial owner of shares?	1
What am I voting on?	2
How do I vote?	2
Can I change my mind after I vote?	2
How many votes must be present to hold the Annual Meeting?	3
Will my shares be voted if I do not provide my proxy?	3
What are broker non-votes?	3
What if I return my proxy but do not provide voting instructions?	3
What vote is required to adopt each of the proposals?	3
When will the voting results be announced?	4
Annual Meeting Admission	4
Expenses of Solicitation	4
Householding	4
Proposal 1 — Election of Directors	5
Nominees for Election as Directors	5
Board Meetings and Board Committee Information	7
Meetings	7
Committees and Committee Charters	7
Audit Committee	8
Compensation Committee	8
Nominating and Governance Committee and Director Nominations	9
Compensation Committee Interlocks and Insider Participation	10
Report of the Audit Committee	10
Corporate Governance Matters	11
Corporate Governance Guidelines	11
Board Leadership Structure	11
Director Independence	11
Code of Conduct and Ethics	12
Business Relationships and Related Person Transactions Policy	12
Chairman/Lead Director, Executive Sessions of Independent Directors and Communications with the Board	13
The Board’s Role in Risk Oversight	14
Security Ownership of Certain Beneficial Owners and Management and Related Shareholder Matters	15
Proposal 2 — To Ratify the Selection of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm for the Year Ending December 31, 2016	17
Audit Fees	17
Audit Committee Pre-Approval Policies and Procedures	17
Proposal 3 — To Approve, on an Advisory Basis, Named Executive Officer Compensation	18

i

2016 Proxy Summary

To assist you in reviewing our 2015 performance, we would like to call your attention to key elements of our proxy statement. The following description is only a summary that highlights more detailed information contained elsewhere in this proxy statement. For more complete information about these topics, please review the complete proxy statement and our 2015 Annual Report on Form 10-K.
Annual Meeting of Shareholders

•	Time and Date:	8:00 a.m. (Central Time), May 11, 2016
•	Place:	717 Texas Avenue, 10th Floor
Houston, Texas 77002
•	Record Date:	March 14, 2016
•	Voting:	Shareholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each other matter to be voted on.
•	Admission:	No admission card is required to enter Calpine’s Annual Meeting. Please follow the advance registration instructions on page 4.
Voting Matters and Board Recommendations

			Page Reference
Item	Activity	Board Vote Recommendation	(for more detail)
1	Election of Directors	FOR EACH NOMINEE	5
2	Ratification of PwC as Auditor for 2016	FOR	17
3	Advisory Resolution to Approve Named Executive Officer Compensation	FOR	18
2015 Performance and Strategic Accomplishments
Under the leadership of our executive management team, our key financial and operational performance accomplishments over the course of 2015 include:

•	We returned capital to shareholders by repurchasing approximately 26.6 million shares of our outstanding common stock for approximately $529 million at an average price of $19.87 per share.

•	We performed better than our target thresholds for Expenses and TRIR. See “Compensation Discussion and Analysis — Elements of Compensation” for how these corporate performance goals are defined.

•
We achieved record Adjusted Free Cash Flow per share and Adjusted EBITDA in 2015 despite volatile commodity markets (see Annex A for a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP measures).

•
Our employees achieved a total recordable incident rate of 0.73 recordable injuries per 100 employees which places us in the first quartile performance for power generation companies with 1,000 or more employees.

•	Our entire fleet achieved a forced outage factor of 2.3% and a starting reliability of 98.3%.

•
We completed the acquisition of Champion Energy, a leading retail electric provider, which provides an important long-term outlet for directly reaching a greater portion of the load we serve and to transact hedging activities related to our wholesale power plant portfolio.

•
We commenced commercial operations at our 309 MW Garrison Energy Center in Delaware, began construction of our 760 MW York 2 Energy Center in Pennsylvania and announced the acquisition of Granite Ridge Energy Center in New Hampshire, all of which add long-term value in two of our core markets.

•
We successfully originated several new long-term contracts with customers in our West, Texas and East segments, including those related to our Delta and Pastoria Energy Centers, Geysers Assets, Mankato Power Plant, Morgan Energy Center and our Texas power plant fleet which add long-term value to our fleet of power plants.

•	We strengthened our balance sheet by refinancing debt to extend the maturity and lower the interest rate on approximately $1.6 billion of corporate debt.

Item 1: Election of Directors
Board Nominees
The following table provides summary information about each nominee. Each director is elected annually by a majority of the votes cast. This means that the number of votes cast “FOR” a director nominee’s election must exceed 50 percent of the number of votes cast with respect to the election of that nominee in order for the nominee to be elected.

		Director	Principal		Committee Memberships
Name	Age	Since	Occupation	Independent	AC	CC	NGC
Frank Cassidy	69	2008	Retired President and Chief Operating Officer, PSEG Power LLC	X		X	X
Jack A. Fusco(1)	53	2008	Executive Chairman, Calpine Corporation
John B. (Thad) Hill III	48	2014	President and Chief Executive Officer, Calpine Corporation
Michael W. Hofmann	57	2013	Retired Vice President and Chief Risk Officer, Koch Industries, Inc.	X	F	X
David C. Merritt	61	2006	Private Investor and Consultant	X	F, C
W. Benjamin Moreland	52	2008	President and Chief Executive Officer, Crown Castle International Corp.	X	F
Robert A. Mosbacher, Jr.	64	2009	Chairman, Mosbacher Energy Company	X		C	X
Denise M. O’Leary	58	2008	Private Venture Capital Investor	X		X	C
_______________________

(1)	In accordance with his employment agreement, Mr. Fusco’s term as Executive Chairman will expire on May 11, 2016.

AC	Audit Committee	F	Financial Expert
C	Chair	NGC	Nominating and Governance Committee
CC	Compensation Committee
Attendance
Each director nominee who was a director during 2015 attended at least 75% of the aggregate of all meetings of the Board of Directors (“Board” or “Board of Directors”) and each committee on which he or she sits.
Item 2: Ratification of PwC as Auditor for 2016
As a matter of good corporate governance, we are asking our shareholders to ratify the selection of PwC as our independent registered public accounting firm for 2016. Set forth below is summary information with respect to PwC’s fees for services provided in 2015 and 2014 (in millions).

	2015	2014
Audit Fees	$6.2	$6.0
Tax Fees	0.1	0.1
Total	$6.3	$6.1
Item 3: Approval, on an Advisory Basis, of Named Executive Officer Compensation
Our Board of Directors recommends that shareholders vote to approve, on an advisory basis, the compensation paid to our named executive officers as described in this proxy.
The Compensation Committee believes that the mix and structure of compensation for our executives strikes an appropriate balance to promote long-term returns without motivating or rewarding excessive risk taking. The Compensation Committee believes that our executive compensation program also helps Calpine to recruit, retain and motivate a highly talented team of executives with the requisite set of skills and experience to successfully lead the Company in creating value for our shareholders. The compensation objectives, principles and philosophies that govern the Company’s compensation decisions include:

•	Alignment with Shareholders’ Interests. Our long-term incentive awards are equity-based, linking a significant portion of our named executive officers’ pay to share price performance.

•
Pay for Performance. A significant portion of compensation for our named executive officers is linked to absolute and relative share price performance and the achievement of corporate operating and financial objectives which we believe drive shareholder value.

•
Emphasis on Performance over Time. The compensation program for our named executive officers is designed to minimize excessive short-term decision making and risk taking. The value of long-term incentives is substantially greater than the annual cash incentive bonus and our annual incentive plan limits the maximum cash incentive bonus that can be earned in a given year. The Compensation Committee also retains the discretionary power to reduce annual incentive awards below calculated values.

•
Recruitment, Retention and Motivation of Key Leadership Talent. We provide an appropriate combination of fixed and variable compensation designed not only to attract and motivate the most talented executives for Calpine, but also to encourage retention by vesting equity awards over three years.

Compensation Summary and Overview
Best Practices in Compensation Governance and Highlights of Recent Developments
We regularly review our compensation practices and policies and periodically modify our compensation programs in light of evolving best practices, competitive positions and changing regulatory requirements. Some of our significant practices, policies and recent modifications include:
Pay for Performance Alignment

•
Pay for Performance. In accordance with our pay for performance philosophy, a significant portion of the total compensation of our Chief Executive Officer and our other named executive officers is based on the Company’s performance.

•
Emphasis on Performance over Time. Also in accordance with our philosophy, the compensation program for our named executive officers is designed to minimize imprudent short-term decision making and risk taking and emphasize long-term performance.

•	Performance-Based Annual Incentive Awards. Our Calpine Incentive Plan (“CIP”) is 100% performance-based and uses multiple financial and operational performance measures.

•
Performance Share Unit Program. Our long-term incentive program for the Company’s officers, including the named executive officers, which is designed to more closely align the interests of our officers with those of our shareholders, provides that 50% of the award opportunity is in the form of PSUs that are earned (or forfeited) based on the Company’s relative total shareholder return (“TSR”) performance over a three-year period, with the remaining 50% of the award opportunity in the form of restricted stock awards.

Limited Benefits and Perquisites

•	No Supplemental Retirement Benefits. Our named executive officers participate in retirement plan programs provided to all Calpine employees and do not receive special retirement plans or benefits.

•
Limited Perquisites. We offer a limited amount of perquisites and other personal benefits to our senior executives consistent with prevailing market practice and the Company’s overall compensation program. Perquisites do not constitute a material part of our compensation program.

Key Policies and Practices

•
Clawbacks. The employment agreements for Messrs. Fusco and Miller, and the letter agreement for Mr. Hill, provide for a three-year clawback related to any after-tax portion of income realized from the exercise of their respective sign-on options, and the employment agreement for Mr. Hill also provides for a three-year clawback related to any after-tax portion of his annual cash incentive compensation, in each case, in the event they commit a willful and intentional act which directly results in a material restatement of the Company’s earnings.

•
Stock Holding and Ownership Policy. Messrs. Fusco, Miller and Hill are required to hold shares equal to at least 50% of the after-tax proceeds of each exercise of their sign-on options until their employment with the Company terminates. In addition, Mr. Hill is required to hold shares equal to at least five times his base salary by the fifth anniversary of the effective date of his employment agreement. Effective January 1, 2015, a stock ownership policy was implemented to align the interests of senior executives with those of the Company’s shareholders by requiring all senior executives to maintain a stated level of stock ownership.

•	No Pledging of Shares. Our insider trading policy (which is applicable to all employees, including named executive officers) expressly prohibits hedging of Company shares.

•
Compensation Risk Assessment. Our Compensation Committee regularly considers risk in determining the extent, if any, to which our compensation practices and programs may create incentives for excessive risk taking. We believe that our compensation practices and policies do not encourage excessive or unnecessary risk taking.

•
Independent Compensation Consultant. The Compensation Committee utilizes the services of Meridian Compensation Partners, LLC, a national compensation consulting firm, as its independent compensation advisor.

•
No Excise Tax “Gross-ups”. Our executive officers are not entitled to an excise tax gross-up payment in the event that any benefit or payment by the Company is determined to be subject to the excise tax imposed by Code Section 4999.

At the Company’s Annual Meeting of Shareholders held in May 2015, our shareholders were asked to approve the Company’s fiscal 2014 executive compensation programs. A substantial majority (98%) of the votes cast on the “say-on-pay” proposal at that meeting were voted in favor of the proposal. As Calpine regularly engages shareholders to discuss a variety of aspects of our business and welcomes shareholder input and feedback, the “say-on-pay” vote serves as an additional tool to guide the Board and the Compensation Committee in ensuring alignment of Calpine’s executive compensation programs with shareholder interests. We believe that these results reaffirm our shareholders’ support of the Company’s approach to executive compensation.
The Compensation Committee continues working to ensure that the design of the Company’s executive compensation program is focused on long-term shareholder value creation, emphasizes pay for performance and does not encourage imprudent short-term risks. The Compensation

v

Committee also continues to use the “say-on-pay” vote as a guidepost for shareholder sentiment and believes it is critical to maintain and continually develop this program to promote ongoing shareholder engagement, communication and transparency.
Executive Compensation Elements
The primary elements of the 2015 executive compensation program are as follows:

Type	Purpose	Page Reference
Base Salary	Provide a minimum, fixed level of cash compensation for the named executive officers to compensate executives for services rendered during the fiscal year.	26
Annual Cash Incentives	Drive achievement of annual corporate goals including key financial and operating results and strategic goals that drive value for shareholders.	27
Long-Term Incentives	Align executive officers’ interests with the interests of shareholders by rewarding increases in the value of our share price.	29
Post-Employment Compensation	Assist executive officers and other eligible employees to prepare financially for retirement, to offer benefits that are competitive and tax-efficient, and to provide a benefits structure that allows for reasonable certainty of future costs. Help retain executive officers and certain other qualified employees, maintain a stable work environment and provide financial security in the event of a change in control or in the event of a termination of employment in connection with or without a change in control.	30

2015 Executive Compensation Summary
Set forth below is the 2015 compensation for each of our named executive officers.

				Non-Equity
			Stock	Incentive Plan	All Other
	Principal	Salary	Awards	Compensation	Compensation	Total
Name	Position	($)	($)	($)	($)	($)
Jack A. Fusco	Executive Chairman	675,658	149,982	688,298	13,250	1,527,188
John B. (Thad) Hill III	President and CEO	1,088,491	3,488,363	1,108,039	13,250	5,698,143
Zamir Rauf	EVP and CFO	614,157	1,288,054	560,314	13,250	2,475,775
W. Thaddeus Miller	EVP and CLO	848,131	1,753,142	762,628	13,250	3,377,151
W.G. (Trey) Griggs III	EVP and CCO	297,009	1,096,231	445,500	1,923	1,840,663
2017 Annual Meeting
Deadline for shareholder proposals:    December 2, 2016

CALPINE CORPORATION
717 Texas Avenue, Suite 1000
Houston, Texas 77002
PROXY STATEMENT
PROXY SOLICITATION AND VOTING INFORMATION
The Board of Directors (“Board” or “Board of Directors”) of Calpine Corporation (the “Company” or “Calpine”) solicits your proxy for our 2016 Annual Meeting of Shareholders (the “Annual Meeting”) to be held at our corporate headquarters on May 11, 2016, at 8:00 a.m. (Central Time) at 717 Texas Avenue, 10th Floor, Houston, Texas 77002, and any adjournment or postponement of the Annual Meeting, for the purposes set forth in the Notice of Annual Meeting of Shareholders.

Questions and Answers About the Annual Meeting and Voting
Why am I receiving these proxy materials?
The proxy materials include our Notice of Annual Meeting of Shareholders, proxy statement and 2015 annual report. If you requested printed versions of these materials by mail, these materials also include the proxy card or voting instructions form for the Annual Meeting. Our Board of Directors has made these materials available to you in connection with the solicitation of proxies by the Board. The proxies will be used at our Annual Meeting, or any adjournment or postponement thereof. We made these materials available to shareholders beginning on or about April 1, 2016.
Our shareholders are invited to attend the Annual Meeting and vote on the proposals described in this proxy statement. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may vote by completing, signing, dating and returning a proxy card or by executing a proxy via the Internet or by telephone.
How can I access the proxy materials on the Internet?
In accordance with U.S. Securities and Exchange Commission (the “SEC”) rules, we are using the Internet as the primary means of furnishing proxy materials to shareholders. Accordingly, most shareholders will not receive paper copies of our proxy materials. We instead sent shareholders a Notice of Internet Availability of the Proxy Materials (the “Notice”) with instructions for accessing the proxy materials including the Notice of Annual Meeting of Shareholders, proxy statement and 2015 annual report, via the Internet and voting via the Internet or by telephone. The Notice was mailed on or about April 1, 2016. The Notice also provides information on how shareholders may obtain paper copies of our proxy materials if they so choose. Additionally, and in accordance with SEC rules, you may access our proxy materials at www.proxyvote.com.
The Notice provides you with instructions regarding how to:

•	view the proxy materials for the Annual Meeting on the Internet and execute a proxy; and

•	instruct us to send future proxy materials to you in printed form or electronically by e-mail.
Choosing to receive future proxy materials by e-mail will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meetings on the environment. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.
Who can vote?
Only shareholders of record of our common stock at the close of business on March 14, 2016 (the “record date”), may vote, either in person or by proxy, at the Annual Meeting. On the record date, we had 359,043,938 shares of common stock outstanding. You are entitled to one vote for each share of common stock that you owned on the record date. The shares of common stock held in our treasury, which are not considered outstanding, will not be voted.
How do I know if I am a beneficial owner of shares?
If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice was forwarded to you by that organization. The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account. Those instructions are contained in a “voting instructions form.” If you request printed copies of the proxy materials by mail, you will receive a voting instructions form.

What am I voting on?
You will be voting on each of the following:

•	to elect eight directors to serve on our Board;

•	to ratify the selection of PwC to serve as our independent registered public accounting firm for the year ending December 31, 2016;

•	to approve, on an advisory basis, named executive officer compensation; and

•	to transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.
As of the date of this proxy statement, the Board knows of no other matters that will be brought before the Annual Meeting. If you return your signed and completed proxy card or vote by telephone or over the Internet and other matters are properly presented at the Annual Meeting for consideration, the persons appointed as proxies will have the discretion to vote for you.
How do I vote?
You may vote using one of the following methods:

•	Over the Internet. If you have access to the Internet, we encourage you to vote in this manner. Refer to your Notice for instructions on voting via the Internet and carefully follow the directions.

•
By telephone. You may vote by calling the toll-free telephone number listed on your proxy card or the voting instructions form. Refer to your Notice for instructions on voting by telephone and carefully follow the directions.

•	By mail. For those shareholders who request to receive a paper proxy card or voting instructions form in the mail, you may complete, sign and return the proxy card or voting instructions form.

•
In person at the Annual Meeting. All shareholders of record may vote in person at the Annual Meeting. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or other holder of record and present it with your ballot to be able to vote at the Annual Meeting. Even if you plan to be present at the Annual Meeting, we encourage you to vote your shares prior to the Annual Meeting date via the Internet, by telephone or by mail in order to record your vote promptly, as we believe voting this way is convenient.

Instructions for voting via the Internet, by telephone or by mail are also set forth on the proxy card or voting instructions form. Please follow the directions on these materials carefully.
Can I change my mind after I vote?
You may change your vote at any time before the polls close at the Annual Meeting. You may do this by using one of the following methods:

•	Voting again by telephone or over the Internet prior to 11:59 p.m., Eastern Time, on May 10, 2016

•	Giving timely written notice to the Corporate Secretary of our Company

•	Delivering a timely later-dated proxy

•	Voting in person at the Annual Meeting
If you hold your shares through a broker, bank, or other nominee, you may revoke any prior voting instructions by contacting that firm or by voting in person via legal proxy at the Annual Meeting.

How many votes must be present to hold the Annual Meeting?
In order for us to conduct the Annual Meeting, the holders of a majority of the shares of the common stock outstanding as of March 14, 2016, must be present at the Annual Meeting in person or by proxy. This is referred to as a quorum. Abstentions and “broker non-votes” (shares held by a broker or nominee that does not have discretionary authority to vote on a particular matter and has not received voting instructions from its client) are counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting. Your shares will be counted as present at the Annual Meeting if you do one of the following:

•	Vote via the Internet or by telephone

•	Return a properly executed proxy by mail (even if you do not provide voting instructions)

•	Attend the Annual Meeting and vote in person
Will my shares be voted if I do not provide my proxy?
If you hold your shares directly in your own name, your shares will not be voted if you do not vote them or provide a proxy.
If your shares are held in the name of a brokerage firm or other nominee, under rules of the NYSE, your broker may vote your shares on “routine” matters even if you do not provide a proxy. The only routine matter to be voted on at the Annual Meeting is the ratification of the selection of our independent registered public accounting firm for the current calendar year. If a brokerage firm votes your shares on these matters in accordance with these rules, your shares will count as present at the Annual Meeting for purposes of establishing a quorum and will count as “FOR” votes or “AGAINST” votes, as the case may be, depending on how the broker votes. If a brokerage firm signs and returns a proxy on your behalf that does not contain voting instructions, your shares will count as present at the Annual Meeting for quorum purposes and will be voted in connection with the selection of PwC as our independent public accounting firm for the current year, but will not count as a “FOR” vote for any other matter, including the election of directors.
What are broker non-votes?
A “broker non-vote” occurs when a broker, bank or other nominee that holds our common stock for a beneficial owner returns a proxy to us but cannot vote the shares it holds as to a particular matter because it has not received voting instructions from the beneficial owner and the matter to be voted on is not “routine” under the NYSE rules.
What if I return my proxy but do not provide voting instructions?
If you hold your shares directly in your own name, and you sign and return your proxy card (including over the Internet or by telephone) but do not include voting instructions, your proxy will be voted as the Board recommends on each proposal.
What vote is required to adopt each of the proposals?
Each share of our common stock outstanding on the record date is entitled to one vote on each of the eight director nominees and one vote on each other matter.
Proposal 1. Election of Directors. Directors will be elected by a majority of the votes cast. This means that the number of votes cast “FOR” a director nominee’s election must exceed 50 percent of the number of votes cast with respect to the election of that nominee in order for the nominee to be elected. Our bylaws provide that any incumbent director whose reelection is not approved by a majority of votes cast will be required to promptly tender his or her resignation. Our Nominating and Governance Committee will consider the offer of resignation, taking into consideration any factors it deems appropriate and relevant, and recommend to the Board the action to be taken. The Board must take action on the recommendation within 90 days following certification of the stockholder vote. No director who tenders an offer of resignation may participate in the vote on the Nominating and Governance Committee’s recommendation or the Board’s determination of whether to accept the resignation offer. The Board will publicly disclose its decision, including, if applicable, the reasons for rejecting the resignation in a filing with the SEC or in a press release that is widely disseminated. If you do not instruct your broker how to vote with respect to this item, your broker may not vote with respect to this proposal. For your vote to be counted, you must submit your voting instructions to your broker or custodian. Abstentions and broker non-votes will not be counted as votes cast and therefore will have no effect in determining whether the required majority vote has been attained.
Proposal 2. Ratification of PwC as Auditor for 2016. The affirmative vote of a majority of the shares present and entitled to vote, in person or by proxy, at the Annual Meeting is required to ratify the Audit Committee's appointment of PwC as the Company’s independent auditors for 2016. Even if you do not instruct your broker how to vote with respect to this item, your broker may vote your shares with respect to this proposal. Abstentions will be counted as present for the purposes of this vote, and therefore will have the same effect as a vote against the proposal. Broker non-votes will be counted as present and entitled to vote on the proposal.
Proposal 3. Advisory Resolution to Approve Named Executive Officer Compensation. Approval of the advisory resolution to approve named executive officer compensation requires the affirmative vote of a majority of the shares present at the Annual Meeting in person or by proxy and entitled to vote. If you do not instruct your broker how to vote with respect to this item, your broker may not vote with respect to this proposal. For your vote to be counted, you must submit your voting instructions to your broker or custodian. Abstentions will be counted as present for the purposes of this vote, and therefore will have the same effect as a vote against this proposal. Broker non-votes will not be counted as present and are not entitled to vote on the proposal.
When will the voting results be announced?
We will announce preliminary voting results at the Annual Meeting. We will report final results on our website at www.calpine.com and in a filing with the SEC on Form 8-K.
Annual Meeting Admission
Only shareholders and certain other permitted attendees may attend the Annual Meeting. If you plan to attend the Annual Meeting in person, we ask that you also complete and return the reservation form attached to the end of the proxy statement. Please note that space limitations make it necessary to limit attendance to shareholders and one guest. Admission to the Annual Meeting will be on a first-come, first-served basis. Proof of Calpine Corporation stock ownership as of the record date, along with photo identification, will be required for admission. Shareholders holding stock in an account at a brokerage firm, bank, broker-dealer or other similar organization (“street name” holders) will need to bring a copy of a brokerage statement reflecting their stock ownership as of the record date. No cameras, recording equipment, electronic devices, use of cell phones or other mobile devices, large bags or packages will be permitted at the Annual Meeting.
Expenses of Solicitation
We pay all costs of soliciting proxies, including the cost of preparing, assembling and mailing the Notice, proxy statement and proxy. In addition to solicitation of proxies by mail, solicitation may be made personally, by telephone or by other electronic means. We may pay persons holding shares for others their expenses for sending proxy materials to their principals. While we presently intend that solicitations will be made only by directors, officers and employees of the Company, we may retain outside solicitors to assist in the solicitation of proxies. Any expenses incurred in connection with the use of outside solicitors will be paid by us.
Householding
To reduce the expense of delivering duplicate proxy materials to our shareholders, we are relying on the SEC rules that permit us to deliver only one set of proxy materials, including our proxy statement, our 2015 annual report and the Notice, to multiple shareholders who share an address unless we receive contrary instructions from any shareholder at that address. This practice, known as “householding,” reduces duplicate mailings, thus saving printing and postage costs as well as natural resources. Each shareholder retains a separate right to vote on all matters presented at the Annual Meeting. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you wish to receive a separate copy of the 2015 annual report or other proxy materials, free of charge, or if you wish to receive separate copies of future annual reports or proxy materials, please mail your request to Calpine Corporation, 717 Texas Avenue, Suite 1000, Houston, Texas 77002, attention: Investor Relations, or call us at (713) 830-2000.

PROPOSAL 1
ELECTION OF DIRECTORS
Nominees for Election as Directors
Upon recommendation of our Nominating and Governance Committee, our Board has nominated eight directors to serve on our Board of Directors until the 2017 Annual Meeting of Shareholders and until their successors have been elected and qualified. All eight nominees listed below currently serve on our Board of Directors; six of the eight nominees are non-management directors. Jack A. Fusco serves as Executive Chairman of the Company and John B. (Thad) Hill III serves as the President and Chief Executive Officer. In accordance with his employment agreement, Mr. Fusco’s term as Executive Chairman will expire on May 11, 2016. The size of our Board is currently set at eight members.
If, at the time of the Annual Meeting, any nominee is unable or unwilling to serve as a director, the persons named as proxy holders will vote your proxy for the election of such substitute candidate as may be designated by the Board of Directors in accordance with Article III of our bylaws to fill the vacancy. The Board of Directors has no reason to believe any of the nominees will be unable or unwilling to serve if elected.
Our bylaws provide that, in an uncontested election, each director will be elected by a majority of the votes cast, which means that the number of votes cast “FOR” a director nominee’s election must exceed 50 percent of the number of votes cast with respect to the election of that nominee in order for the nominee to be elected. In addition, our bylaws provide that any incumbent director whose reelection is not approved by a majority of votes cast will be required to promptly tender his or her resignation. Our Nominating and Governance Committee will consider the offer of resignation, taking into consideration any factors it deems appropriate and relevant, and recommend to the Board the action to be taken. The Board must take action on the recommendation within 90 days following certification of the shareholder vote. No director who tenders an offer of resignation may participate in the vote on the Nominating and Governance Committee’s recommendation or the Board’s determination of whether to accept the resignation offer. The Board will publicly disclose its decision, including, if applicable, the reasons for rejecting the resignation in a filing with the SEC or in a press release that is widely disseminated. Abstentions and broker non-votes will not be counted as votes cast and therefore will have no effect in determining whether the required majority vote has been attained.
The Board of Directors recommends you vote “FOR” each of the nominees described below.
Set forth in the table below is a list of our director nominees, together with certain biographical information, including their ages as of the date of this proxy statement.

Name	Age	Principal Occupation
Frank Cassidy	69	Retired President and Chief Operating Officer, PSEG Power LLC
Jack A. Fusco(1)	53	Executive Chairman, Calpine Corporation
John B. (Thad) Hill III	48	President and Chief Executive Officer, Calpine Corporation
Michael W. Hofmann	57	Retired Vice President and Chief Risk Officer, Koch Industries, Inc.
David C. Merritt	61	Private Investor and Consultant
W. Benjamin Moreland	52	President and Chief Executive Officer, Crown Castle International Corp.
Robert A. Mosbacher, Jr.	64	Chairman, Mosbacher Energy Company
Denise M. O’Leary	58	Private Venture Capital Investor
_____________

(1)	In accordance with his employment agreement, Mr. Fusco’s term as Executive Chairman will expire on May 11, 2016.
Frank Cassidy became a director of the Company on January 31, 2008 and has served as lead independent director since May 14, 2014. From 1969 to his retirement in 2007, Mr. Cassidy was employed at Public Service Enterprise Group, Inc. (“PSEG”), an energy and energy services company. From 1999 to 2007, Mr. Cassidy served as President and Chief Operating Officer of PSEG Power LLC, the wholesale energy subsidiary of PSEG. From 1996 to 1999, Mr. Cassidy was President and Chief Executive Officer of PSEG Energy Technologies, Inc. Prior to 1996, Mr. Cassidy held various positions of increasing responsibility at the Public Service Electric and Gas Company. Mr. Cassidy obtained a Bachelor of Science degree in Electrical Engineering from the New Jersey Institute of Technology and a Master of Business Administration degree from Rutgers University. Mr. Cassidy is a member of the Compensation Committee and Nominating and Governance Committee. Mr. Cassidy’s approximately 40 years of diversified experience in the power generation and energy industries in various positions of increasing responsibility with PSEG provide him with strong insight, particularly with regard to power operations, power sector strategy, management and corporate governance matters, and make him a qualified lead independent director of our Board and an effective member of our Compensation Committee and Nominating and Governance Committee.
Jack A. Fusco became a director of the Company on August 10, 2008. He has served as Executive Chairman since May 14, 2014. He previously served as our Chief Executive Officer from August 2008 to May 14, 2014 and President from August 2008 to December 2012. From July 2004 to February 2006, Mr. Fusco served as the Chairman and Chief Executive Officer of Texas Genco LLC. From 2002 through July 2004, Mr. Fusco was an exclusive energy investment advisor for Texas Pacific Group. From November 1998 until February 2002, he served as President and Chief Executive Officer of Orion Power Holdings, Inc. Prior to his founding of Orion Power Holdings, Inc., Mr. Fusco was a Vice President at Goldman Sachs Power, an affiliate of Goldman, Sachs & Co. Prior to joining Goldman Sachs, Mr. Fusco was employed by Pacific Gas & Electric Company or its affiliates in various engineering and management roles for approximately 13 years. Mr. Fusco obtained a Bachelor of Science degree in Mechanical Engineering from California State University, Sacramento. Mr. Fusco served as a director on the board of Foster Wheeler Ltd., a global engineering and construction contractor and power equipment supplier, until February 2009 and Graphics Packaging Holdings, a paper and packaging company, until 2008. Mr. Fusco’s more than 30 years of experience in the power industry, including as former Chief Executive Officer of three independent power companies, including Calpine, provide him with strong insight, particularly with regard to commercial and power operations, power sector strategy, commodities and management matters and make Mr. Fusco a valuable and effective Executive Chairman.
John B. (Thad) Hill III became a director of the Company and has served as our President and Chief Executive Officer since May 14, 2014. He previously served as our President and Chief Operating Officer from December 2012, as our Executive Vice President and Chief Operating Officer from November 2010 to December 2012 and as our Executive Vice President and Chief Commercial Officer from September 2008 to November 2010. Prior to joining the Company, Mr. Hill served as Executive Vice President of NRG Energy, Inc. from February 2006 to September 2008 and President of NRG Texas LLC from December 2006 to September 2008. Prior to joining NRG Energy, Inc., Mr. Hill was Executive Vice President of Strategy and Business Development at Texas Genco LLC from 2005 to 2006. From 1995 to 2005, Mr. Hill was with Boston Consulting Group, Inc., where he rose to Partner and Managing Director and led the North American energy practice, serving companies in the power and natural gas sectors with a focus on commercial and strategic issues. Mr. Hill received his Bachelor of Arts degree from Vanderbilt University and a Master of Business Administration degree from the Amos Tuck School of Dartmouth College. Mr. Hill’s expertise in the power sector, power operations and energy commodities along with his knowledge of the Company’s day-to-day operations and overall strategic plan make him a valuable member of our Board.
Michael W. Hofmann became a director of the Company on May 10, 2013. From 1991 until his retirement in 2012, Mr. Hofmann was employed in various capacities at Koch Industries, Inc. (“Koch”), one of the largest private companies in America active in refining, chemicals and biofuels; forest and consumer products; fertilizers; polymers and fibers; process and pollution control equipment and technologies; commodity trading and services; minerals; ranching; and investments. From 2005 until 2012, Mr. Hofmann served as Vice President and Chief Risk Officer at Koch and also held the position of Chief Risk Officer since 2000 after serving as Chief Market Risk Officer during 1999. Prior to 1999, Mr. Hofmann held various positions of increasing responsibility at Koch, including in its commodity trading operations. Before joining Koch, he had a seven-year audit career with KPMG Peat Marwick. Mr. Hofmann previously served as a member of the economic advisory council for the Federal Reserve Bank of Kansas City and as a member of the Board of Trustees of the Global Association of Risk Professionals, a globally recognized membership association for risk managers. Mr. Hofmann obtained a Master of Business Administration degree as well as a Bachelor of Business Administration degree in Accounting from Wichita State University. He is a Certified Public Accountant and National Association of Corporate Director Board Leadership Fellow. Mr. Hofmann’s knowledge and expertise in enterprise risk management and commodity trading operations developed during his 21 years at Koch provide him with strong insight, particularly with regard to strategy, commodities, finance and valuation matters and make him a valuable member of our Board and of our Audit Committee and Compensation Committee.
David C. Merritt became a director of the Company on February 8, 2006. Mr. Merritt has served as Senior Vice President and Chief Financial Officer of iCRETE LLC from October 2007 to March 12, 2009. Mr. Merritt was an audit and consulting partner of KPMG LLP from 1985 to 1999. Mr. Merritt also serves as a director of Taylor Morrison Home Corporation, where he serves as a member of the Audit Committee and Charter Communications, Inc., where he also serves as a chairman of the Audit Committee. Mr. Merritt obtained a Bachelor of Science degree in Business and Accounting from California State University, Northridge. Mr. Merritt’s knowledge and expertise in accounting developed during his 14 years as a partner in a major accounting firm and his service on other boards of directors, including as chairman of other board audit committees provide him with strong insight, particularly with regard to accounting and financial matters, and make him a valuable member of our Board and an effective Chairman of our Audit Committee.
W. Benjamin Moreland became a director of the Company on January 31, 2008. Since 1999, Mr. Moreland has been employed by Crown Castle International Corp., a provider of wireless communications infrastructure in Puerto Rico and the United States, in various capacities, including his current position as President and Chief Executive Officer and, prior to that, as Executive

Vice President and Chief Financial Officer. Mr. Moreland is also a director at Crown Castle International. Prior to joining Crown Castle International, he held various positions in corporate finance and real estate investment banking with Chase Manhattan Bank from 1984 to 1999. Mr. Moreland obtained a Bachelor of Business Administration degree from the University of Texas and a Master of Business Administration degree from the University of Houston. Mr. Moreland is a member of the Audit Committee. Mr. Moreland’s successful leadership and executive experience as a Chief Executive Officer and Chief Financial Officer provide him with strong insight, particularly with regard to finance, equity markets, valuation and management matters, and make him a valuable member of our Board and of our Audit Committee.
Robert A. Mosbacher, Jr. became a director of the Company on February 11, 2009. Mr. Mosbacher is the Chairman of Mosbacher Energy Company, a privately-held independent oil and gas exploration and production company located in Houston, Texas. Prior to that, Mr. Mosbacher was appointed by President George W. Bush in 2005 as the President and Chief Executive Officer of the Overseas Private Investment Corporation (“OPIC”), an independent U.S. government agency that helps small, medium and large American businesses expand into developing nations and emerging markets around the globe; he served in that position through January 2009. From 1986 until 2005, he served as President and Chief Executive Officer of Mosbacher Energy Company. From 1995 to 2003, Mr. Mosbacher also served as Vice Chairman of Mosbacher Power Group LLC. From August 1999 to October 2005, Mr. Mosbacher served as a Director of the Devon Energy Corporation. He also served on Devon’s Compensation Committee from June 2003 to October 2005. In April 2009, Mr. Mosbacher resumed his role as a director of Devon, and in June 2009 he resumed his role as a member of Devon’s Compensation Committee and the Nominating and Governance Committee. Mr. Mosbacher obtained a Bachelor of Arts degree in Political Science from Georgetown University and a Juris Doctorate from Southern Methodist University. Mr. Mosbacher is a member of the Compensation Committee and the Nominating and Governance Committee. Mr. Mosbacher’s extensive and varied management experience in the energy sector including natural gas and independent power generation, his experience with the Federal government at OPIC, and his service as a member of other boards and board committees provide him with strong insight, particularly with regard to energy, management and government and community relations matters, and make him a valuable member of our Board and of our Nominating and Governance Committee, in addition to being an effective Chairman of our Compensation Committee.
Denise M. O’Leary became a director of the Company on January 31, 2008. Since 1996, she has been a private venture capital investor in a variety of early stage companies. From 1983 to 1996, Ms. O’Leary was an associate, then general partner, at Menlo Ventures, a venture capital firm providing long-term capital and management services to development stage companies. From 2002 to 2006, Ms. O’Leary was a member of the Board of Directors of Chiron Corporation, at which time the company was sold to Novartis AG. Previously a director of U.S. Airways Group Inc., Ms. O’Leary became a director of American Airlines Group Inc. in December 2013 upon the completion of the merger of the two airlines and American Airlines’ emergence from bankruptcy. She is also a director of Medtronic plc., where she serves as a member of the Compensation Committee. She obtained a Bachelor of Science degree in Industrial Engineering from Stanford University and obtained a Master in Business Administration from Harvard Business School. Ms. O’Leary’s knowledge and understanding of capital markets as a result of her experiences as a venture capital investor as well as her experience serving as a director and member of committees of other boards of directors provide her with strong insight, particularly with regard to corporate governance, ethics and financial matters, and make her a valuable member of our Board and our Compensation Committee, in addition to being an effective Chair of our Nominating and Governance Committee.
BOARD MEETINGS AND BOARD COMMITTEE INFORMATION
Meetings
During 2015, the Board of Directors held four meetings. In 2015, all incumbent directors attended at least 75% of the aggregate number of meetings of the Board and the committees on which they served. It is our policy that all members of our Board attend our Annual Meetings of Shareholders. Each director attended our 2015 Annual Meeting. From time to time, the Board may create special committees to address specific matters such as financial or corporate transactions. During 2015, the Board held eight special meetings to address various ad hoc corporate matters.
Committees and Committee Charters
Our Board of Directors has established the following standing committees: an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. The charter of each of these committees is available on our website at www.calpine.com/about/oc_corpgov_committees.asp. You may also request printed copies of the charter(s) by sending a written request to our Corporate Secretary at the address set forth on the cover of this proxy statement.

The following table identifies the current members of our Board serving on the Audit Committee, the Compensation Committee and the Nominating and Governance Committee:

Director	Audit Committee	Compensation Committee	Nominating and Governance Committee
Frank Cassidy	—	X	X
Jack A. Fusco	—	—	—
John B. (Thad) Hill III	—	—	—
Michael W. Hofmann	X	X	—
David C. Merritt	Chair	—	—
W. Benjamin Moreland	X	—	—
Robert A. Mosbacher, Jr.	—	Chair	X
Denise M. O’Leary	—	X	Chair
Audit Committee
The Audit Committee meets a minimum of four times a year, and holds such additional meetings as it deems necessary to perform its responsibilities. In 2015, the Audit Committee held eight meetings.
The Audit Committee has direct responsibility for the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm engaged to prepare an audit report, to perform other audits, and to perform review or attest services for us. The independent registered public accounting firm reports directly to the Audit Committee. Annually, the Audit Committee recommends that the Board request shareholder ratification of the appointment of the independent registered public accounting firm. The Audit Committee also has direct responsibility to retain, evaluate and, when appropriate, to terminate the independent registered public accounting firm. The Audit Committee is also responsible for the pre-approval of all audit and permitted non-audit services performed by our independent registered public accounting firm.
The Audit Committee acts on behalf of the Board in monitoring and overseeing the performance of our internal audit function, and our Chief Accounting Officer has direct access to the Audit Committee. The Audit Committee also oversees the operation of our internal controls covering the integrity of our financial statements and reports, compliance with laws, regulations and corporate policies, and the qualifications, performance and independence of our independent registered public accounting firm. The Audit Committee is also responsible for determining whether any waiver of our Code of Conduct will be permitted, and for reviewing and determining whether to approve any related party transactions required to be disclosed pursuant to Item 404(a) of Regulation S-K. The responsibilities and activities of the Audit Committee are further described in “Report of the Audit Committee” and the Audit Committee charter.
The Board of Directors has determined that the Audit Committee consists entirely of directors who meet the independence requirements of the NYSE listing standards and the rules and regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board has also determined that each member of the Audit Committee has sufficient knowledge and understanding of the Company’s financial statements to serve on the Audit Committee and is financially literate within the meaning of the NYSE listing standards as interpreted by the Board. The Board has further determined that each member of the Audit Committee satisfies the definition of “audit committee financial expert” as defined under the federal securities laws.
Compensation Committee
The Compensation Committee meets a minimum of four times a year and holds additional meetings as it deems necessary to perform its responsibilities. In 2015, the Compensation Committee held five meetings.
The Compensation Committee has authority to review and approve total compensation, including determining salaries, performance-based incentives, and other matters related to the compensation of our executive officers. The Compensation Committee is responsible for administering our equity plans, including reviewing and granting equity awards to our executive officers. It also establishes and evaluates the achievement of any related performance goals. The Compensation Committee’s recommendations concerning equity plans are subject to approval by our entire Board.
The Compensation Committee also reviews and approves corporate goals and objectives relevant to the compensation of our Chief Executive Officer, evaluates the Chief Executive Officer’s performance in light of those goals and objectives and determines and approves the Chief Executive Officer’s compensation level on the basis of its evaluation. While the Compensation Committee has overall responsibility for executive compensation matters, as specified in its charter, the Compensation Committee reports its preliminary conclusions with respect to the performance evaluation and compensation decisions regarding our Chief

Executive Officer to the other independent directors of our Board in executive session and solicits their input prior to finalizing its conclusions.
The Compensation Committee is also generally responsible for overseeing our employee compensation and benefit policies and programs, our management development and succession programs, the development and oversight of a succession plan for the position of Chief Executive Officer and our diversity and inclusion programs.
The Compensation Committee is authorized to retain and terminate compensation consultants, legal counsel or other advisors to the Committee and to approve the engagement of any such consultant, counsel or advisor, to the extent it deems necessary or appropriate after specifically analyzing the independence of any such consultant retained by the Committee.
As further described in the Compensation Discussion and Analysis section of this proxy statement, our management provides information, analysis and recommendations for the Compensation Committee’s decision-making process in connection with the amount and form of executive compensation, except that no member of management may participate in the decision-making process with respect to his or her own compensation. The Compensation Discussion and Analysis discusses the role of our Chief Executive Officer in determining or recommending the amount and form of executive compensation. In addition, the Compensation Discussion and Analysis addresses the role of management and of the Compensation Committee’s independent compensation advisor, Meridian Compensation Partners, LLC, in determining and recommending executive compensation. The responsibilities and activities of the Compensation Committee are further described under “Compensation Discussion and Analysis” and “Report of the Compensation Committee” and in the Compensation Committee charter.
Our Board of Directors has determined that the Compensation Committee consists entirely of directors who meet the independence requirements of the NYSE listing standards, including the additional independence requirements applicable to the members of a compensation committee.
Nominating and Governance Committee and Director Nominations
The Nominating and Governance Committee meets a minimum of four times a year and holds such additional meetings as it deems necessary to perform its responsibilities. In 2015, the Nominating and Governance Committee held four meetings.
The Nominating and Governance Committee’s principal responsibilities are to assist the Board in reviewing and identifying individuals qualified to become Board members, consistent with the criteria established by the Board for director candidates, to recommend to the Board nominees for directors for the next Annual Meeting of Shareholders and to fill vacancies on the Board.
In carrying out its responsibilities, the Nominating and Governance Committee considers proposals from a number of sources, including recommendations for nominees from shareholders submitted upon written notice to the chairman of the Nominating and Governance Committee, c/o Corporate Secretary, Calpine Corporation, 717 Texas Avenue, Suite 1000, Houston, Texas 77002. When considering a person to be recommended for nomination as a director, the Nominating and Governance Committee evaluates, among other factors, experience, accomplishments, education, skills, personal and professional integrity, diversity of the Board (in all aspects of that term) and the candidate’s ability to devote the necessary time for service as a director (including directorships and other positions held at other corporations and organizations). Nominees proposed by the Company’s shareholders are evaluated and considered in the same manner as a nominee recommended by a Board member, management, search firm or other source.
The Nominating and Governance Committee has no specific policy on director diversity. However, the Board reviews diversity of viewpoints, background, experience, accomplishments, education and skills when evaluating nominees. The Board believes that such diversity is important because it provides varied perspectives and promotes active and constructive discussion among Board members and between the Board and management, resulting in more effective oversight of management’s formulation and implementation of strategic initiatives. The Board believes this diversity is demonstrated in the range of experiences, qualifications and skills of the current members of the Board. In the Board’s executive sessions and in annual performance evaluations conducted by the Board and its committees, the Board from time to time considers whether the Board’s composition promotes a constructive and collegial environment. In determining whether an incumbent director should stand for re-election, the Nominating and Governance Committee considers the above factors, as well as that director’s personal and professional integrity, attendance, preparedness, participation and candor, the individual’s satisfaction of the criteria for the nomination of directors set forth in our Corporate Governance Guidelines and other relevant factors as determined by the Board.
The Nominating and Governance Committee also oversees evaluations of the Board and committees of the Board and, unless performed by the Compensation Committee, our senior managers.

Finally, the Nominating and Governance Committee has the responsibility to develop and recommend to the Board a set of corporate governance guidelines and propose changes to such guidelines from time to time as may be appropriate. See “Corporate Governance Matters — Corporate Governance Guidelines.” The responsibilities and activities of the Nominating and Governance Committee are further described in the Nominating and Governance Committee charter.
Our Board of Directors has determined that the Nominating and Governance Committee consists entirely of directors who meet the independence requirements of the NYSE listing standards.
Compensation Committee Interlocks and Insider Participation
None of the current members of our Compensation Committee (whose names appear under “— Report of the Compensation Committee”) is, or has ever been, an officer or employee of the Company or any of its subsidiaries. In addition, during the last fiscal year, no executive officer of the Company served as a member of the board of directors or the compensation committee of any other entity that has one or more executive officers serving on our Board or our Compensation Committee.
REPORT OF THE AUDIT COMMITTEE
On behalf of the Board of Directors of Calpine Corporation (the “Company”), the Audit Committee oversees the operation of the Company’s system of internal controls in respect of the integrity of its financial statements and reports, compliance with laws, regulations and corporate policies, and the qualifications, performance and independence of its independent registered public accounting firm. Management has the primary responsibility for the Company’s financial statements and financial reporting process, and the Company’s independent registered public accounting firm is responsible for auditing those financial statements.
Consistent with its oversight responsibility, the Audit Committee has reviewed and discussed with management and its independent registered public accounting firm the audited consolidated financial statements of the Company for the year ended December 31, 2015, and the results of management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the independent registered public accounting firm’s audit of internal control over financial reporting as of December 31, 2015.
The Audit Committee has also discussed with the Company’s independent registered public accounting firm the matters required to be discussed under applicable Public Company Accounting Oversight Board (“PCAOB”) rules, including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements. The Company’s independent registered public accounting firm also provided to the Audit Committee the written disclosures and letter regarding their independence required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence. The Audit Committee also discussed with the independent registered public accounting firm their independence from the Company and its management, and considered whether the non-audit services provided by the independent registered public accounting firm to the Company are compatible with maintaining the firm’s independence.
The Company also has an internal audit department that reports to the Audit Committee. The Audit Committee reviews and approves the internal audit plan once a year and receives updates of internal audit results throughout the year. The Audit Committee discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee met with the internal auditors and the independent registered public accounting firm to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.
Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements for the year ended December 31, 2015, be included in its annual report on Form 10-K for the fiscal year then ended. The Audit Committee has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm and has asked the shareholders to ratify the selection.
David C. Merritt (Chair)
Michael W. Hofmann
W. Benjamin Moreland
The Report of the Audit Committee does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates the Report of the Audit Committee by reference therein.

CORPORATE GOVERNANCE MATTERS
Corporate Governance Guidelines
Our Board of Directors has adopted Corporate Governance Guidelines covering, among other things, the duties and responsibilities of and independence standards applicable to our directors. The Corporate Governance Guidelines cover a number of other matters, including the Board’s role in overseeing executive compensation, compensation and expenses of non-management directors, communications between shareholders and directors, Board committee structures and assignments and review and approval of related person transactions. A copy of our Corporate Governance Guidelines is available on our website at www.calpine.com/about/oc_corpgov.asp. You may also request a printed copy of the guidelines free of charge by sending a written request to our Corporate Secretary at the address on the cover of this proxy statement.
Board Leadership Structure
The Board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide independent oversight of management. The Board believes that, given the dynamic and competitive environment in which we operate, the optimal Board leadership structure may vary as circumstances warrant.
At present, the Board has chosen to continue separating the two roles as our current leadership structure promotes balance between the authority of those who oversee our business and those who manage it on a day-to-day basis. Nevertheless, the Board recognizes that it is important to retain the organizational flexibility to determine whether the roles of the Chairman of the Board and Chief Executive Officer should be separated or combined in one individual. The Board periodically evaluates whether the Board leadership structure should be changed in light of specific circumstances applicable to us.
Mr. Fusco was appointed by the Board as Executive Chairman effective May 14, 2014. Because Mr. Fusco remains an employee of the Company, he is not an independent director. Therefore, the Board appointed Mr. Cassidy to serve as Lead Director concurrent with Mr. Fusco’s appointment as Executive Chairman. In accordance with his employment agreement, Mr. Fusco’s term as Executive Chairman will expire on May 11, 2016.
Director Independence
Our independent directors are: Frank Cassidy, Michael W. Hofmann, David C. Merritt, W. Benjamin Moreland, Robert A. Mosbacher, Jr. and Denise M. O’Leary. Therefore, the Board has satisfied its objective as set forth in the Corporate Governance Guidelines to have at least two-thirds of the Board consist of independent directors, as well as NYSE listing standards requiring that at least a majority of the Board consist of independent directors.
For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationship with us. The Board considers the following transactions, relationships and arrangements in determining director independence (which are included in our Corporate Governance Guidelines). Under these guidelines, a member of the Board of Directors may be considered independent if such member:

•	has not been employed by the Company within the last three years (other than as interim Chairman of the Board of Directors or interim Chief Executive Officer);

•	does not have an immediate family member who is, or has been, employed by the Company as an executive officer within the last three years;

•
has not received, and does not have an immediate family member who has received, more than $120,000 in direct compensation from the Company during any twelve-month period within the last three years, other than for services as a member of the Board of Directors or compensation for prior service (including pension or other forms of deferred compensation for prior service, provided such compensation is not contingent in any way on continued service); provided that, compensation received by a director for former service as an interim Chairman or Chief Executive Officer or other executive officer need not be considered in determining independence under this test; provided further that, compensation received by an immediate family member for service as an employee of the Company (other than an executive officer) need not be considered in determining independence under this test;

•
(A) is not a current partner or employee of a firm that is the Company’s internal or external auditor; (B) does not have an immediate family member who is a current partner of a firm that is the Company’s internal or external auditor; (C) does not have an immediate family member who is a current employee of a firm that is the Company’s internal or external auditor and personally works on the Company’s audit; and (D) is not, and has not been within the last three years, and does not have an immediate family member who is, or has been within the last three years, a partner or employee of a firm that is the Company’s internal or external auditor and personally worked on Company’s audit within such time;

•
is not, and has not been within the last three years, and does not have an immediate family member who is, or has been within the last three years, employed as an executive officer of a public company where any of the Company’s present executive officers at the same time serves or served as a member of such public company’s compensation committee;

•
is not, and has not been within the last three years, an employee of a significant customer or supplier of the Company, including any company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, and does not have an immediate family member who is, or has been within the last three years, an executive officer of such a significant customer or supplier; provided that contributions to not- for-profit organizations shall not be considered payments for purposes of this test;

•	has not had any of the relationships described above with any affiliate of the Company; and

•	has no other material relationship, which, in the business judgment of the Board of Directors, would impair his or her ability to exercise independent judgment.
Notwithstanding the foregoing, each member of the Board of Directors must meet any mandatory qualifications for membership on the Board, and the Board as a whole must meet the minimum independence requirements imposed by any exchange or market on which our common stock is listed and any other laws and regulations applicable to us. Each member of the Board of Directors is required to promptly advise the Chairman of the Board (or the Lead Director if one has been appointed as described below) and the Nominating and Governance Committee of any matters which, at any time, may affect such member’s qualifications for membership under the criteria imposed by any applicable exchange or market, any other laws and regulations or these guidelines, including, but not limited to, such member’s independence.
In reaching its determinations, the Board reviewed the categorical standards listed above, the corporate governance rules of the NYSE and the individual circumstances of each director and determined that each of the directors identified above as independent satisfied each standard.
Code of Conduct and Ethics
Our Code of Conduct and Corporate Governance Guidelines regulate related party transactions and apply to all directors, officers and employees. The Code of Conduct requires that each individual deal fairly, honestly and constructively with governmental and regulatory bodies, customers, suppliers and competitors. It prohibits any individual’s taking unfair advantage through manipulation, concealment, abuse of privileged information or misrepresentation of material facts. Further, it imposes an express duty to act in the best interests of the Company and to avoid influences, interests or relationships that could give rise to an actual or apparent conflict of interest. If any question as to a potential conflict of interest arises, employees are directed to notify their supervisors and the Chief Legal Officer and, in the case of directors and the Chief Executive Officer, the Audit Committee of our Board of Directors. We require our executives to comply with our Code of Conduct as a condition of employment.
Our Code of Conduct also prohibits directors, officers and employees from competing with us, using Company property or information, or such employee’s position, for personal gain, and taking corporate opportunities for personal gain. Waivers of our Code of Conduct must be explicit. The director, officer or employee seeking a waiver must provide his supervisor and the Chief Legal Officer with all pertinent information and, if the Chief Legal Officer recommends approval of a waiver, it shall present such information and the recommendation to the Audit Committee of our Board of Directors. A waiver may only be granted if (i) the Audit Committee is satisfied that all relevant information has been provided and (ii) adequate controls have been instituted to assure that the interests of the Company remain protected. In the case of our Chief Executive Officer and our directors, any waiver must also be approved by both the Audit Committee and the Nominating and Governance Committee. Any waiver that is granted, and the basis for granting the waiver, will be publicly communicated as appropriate, including posting on our website, as soon as practicable. We granted no waivers under our Code of Conduct in 2015. Our Code of Conduct is posted on our website at http://www.calpine.com/about/oc_corpgov.asp. We intend to post any amendments to and any waivers of our Code of Conduct on our website within four business days.
Business Relationships and Related Person Transactions Policy
We have adopted a written policy regarding approval requirements for related person transactions. Under our related person transactions policy, our Chief Legal Officer is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related person transactions and for then determining, based on the relevant facts and circumstances, whether a related person has a direct or indirect material interest in the transaction. Under our policy, transactions (i) that involve directors, director nominees, executive officers, significant shareholders or other “related persons” in which the Company is or will be a participant and (ii) of the type that must be disclosed under the SEC’s rules must be referred by the Chief Legal Officer to our Audit Committee for the purpose of determining whether such transactions are in the best interests of the Company. Under our policy, it is the responsibility of the individual directors, director nominees, executive officers and holders of five percent or more of the Company’s common stock to promptly report to our Chief Legal Officer all proposed or existing transactions in which the Company and they, or any related person of theirs, are parties or participants. The Chief Legal Officer (or the Chief Executive Officer, in the event the transaction in question involves the Chief Legal Officer or a related person of the Chief Legal Officer) is then required to furnish to the Chairman of the Audit Committee reports relating to any transaction that, in the Chief Legal Officer’s judgment, may require reporting pursuant to the SEC’s rules or may otherwise be the type of transaction that should be brought to the attention of the Audit Committee. The Audit Committee considers material facts and circumstances concerning the transaction in question, consults with counsel and other advisors as it deems advisable and makes a determination or recommendation to the Board of Directors and appropriate officers of the Company with respect to the transaction in question. In its review, the Audit Committee considers the nature of the related person’s interest in the transaction, the material terms of the transaction, the relative importance of the transaction to the related person, the relative importance of the transaction to the Company and any other matters deemed important or relevant. Upon receipt of the Audit Committee’s recommendation, the Board of Directors or officers take such action as deemed appropriate in light of their respective responsibilities under applicable laws and regulations.
Chairman/Lead Director, Executive Sessions of Independent Directors and Communications with the Board
Our Corporate Governance Guidelines provide that a Chairman will be selected annually by a majority of the entire Board of Directors. The Chairman is to be selected from among the management and non-management members of the Board of Directors, including the Chief Executive Officer, provided that, if the Board of Directors determines that it is appropriate to have, and selects, a Chairman that is not independent, the Board of Directors shall select a Lead Director from among the members of the Board of Directors who are determined by the Board of Directors to be independent and who have served a minimum of one year as a director. If the Lead Director is not present at any meeting of the Board of Directors, a majority of the independent members of the Board of Directors present will select an independent member of the Board of Directors to act as Lead Director for the purpose and duration of such meeting. The Chairman and the Lead Director, if any, have such clearly delineated duties and responsibilities as set forth in our Corporate Governance Guidelines. Mr. Fusco was appointed by the Board as Executive Chairman effective May 14, 2014. Because Mr. Fusco remains an employee of the Company, he is not an independent director. Therefore, the Board appointed Mr. Cassidy to serve as Lead Director concurrent with Mr. Fusco’s appointment as Executive Chairman. In accordance with his employment agreement, Mr. Fusco’s term as Executive Chairman will expire on May 11, 2016.
Under our Corporate Governance Guidelines, non-management directors hold an executive session without management at each regularly scheduled Board meeting. Our Corporate Governance Guidelines also require that, at least once each year, the independent members of the Board of Directors meet in executive session. The Chairman, or, if the Chairman is not an independent director, the Lead Director, presides over all of the executive sessions.
A majority of our independent directors has approved procedures with respect to the receipt, review and processing of, and any response to, written communications sent by shareholders and other interested persons to our Board of Directors. Such communications may be addressed to:
Calpine Corporation
717 Texas Avenue, Suite 1000
Houston, Texas 77002
Attn: Corporate Secretary
Interested parties may also send communications by e-mail addressed to the Board, individual director(s) or committee (s) at Board_of_Directors@calpine.com.
Our Corporate Secretary is authorized to open and review any mail or other correspondence received that is addressed to the Board, a committee or any individual director. If, upon opening any correspondence, the Corporate Secretary determines that it contains materials unrelated to the business or operations of the Company or to the Board’s functions, including magazines, solicitations or advertisements, the contents may be discarded.
Any interested party, including any employee, may make confidential, anonymous submissions regarding questionable accounting or auditing matters or internal accounting controls and may communicate directly with the Chairman (or Lead Director) by letter to the above address, marked for the attention of the Chairman or Lead Director, as applicable. Any written communication regarding accounting, internal accounting controls or other financial matters are processed in accordance with procedures adopted by the Audit Committee.

The Board’s Role in Risk Oversight
In the normal course of its business, Calpine is exposed to a variety of risks, including (i) financial risks relating to changes in commodity prices and interest rates, (ii) operational risks, including long-term changes in commodity prices, risks of changing technology affecting the Company’s resource base, governmental policy decisions, and increasing competition from renewable sources of power generation, (iii) legislative and regulatory risks, including those related to climate change and air emissions, and (iv) general economic, credit and investment risks. For a complete description of the risk factors associated with our business, see Part I, Item 1A “Risk Factors” of our 2015 Annual Report on Form 10-K.
The full Board of Directors oversees the Company’s risk management policies with an emphasis on understanding the key enterprise risks affecting the Company’s business. In addition, the Board monitors the ways in which the Company attempts to prudently minimize risks, to the extent reasonably practicable and consistent with the Company’s long-term strategies.
The Company has a Risk Management Committee, chaired by the Chief Risk Officer, comprised of key operating, finance, legal and control executives. The committee meets throughout the year to review risk exposures and controls. At least annually, the Chief Risk Officer presents a comprehensive review of the Company’s corporate risk policy to the full Board of Directors, discussing the risk control organization and risk control practices. The full Board of Directors also receives updates at other meetings during the year on any particular matters relating to risk controls that management believes need to be brought to the attention of the Board of Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED SHAREHOLDER MATTERS
The following table sets forth certain information known to the Company regarding the beneficial ownership of its common stock as of February 29, 2016, by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of its common stock, (ii) each of our directors and nominees, (iii) each of our named executive officers and (iv) all of our executive officers and directors serving as of February 29, 2016, as a group. Unless otherwise stated, the address of each named executive officer and director is c/o Calpine Corporation, 717 Texas Avenue, Suite 1000, Houston, Texas 77002.

Name	Common Shares Beneficially Owned(1)	Shares Individuals Have the Right to Acquire Within 60 Days	Total Number of Shares Beneficially Owned(1)	Percent of Class
Hotchkis & Wiley Capital Management, LLC(2)	39,973,013	—	39,973,013	11.1%
The Vanguard Group(3)	24,983,343	—	24,983,343	7.0%
BlackRock Inc.(4)	22,572,439	—	22,572,439	6.3%
Jack A. Fusco(5)	1,483,208	300,000	1,783,208	*
John B. (Thad) Hill III(6)	629,431	400,000	1,029,431	*
Zamir Rauf(7)	184,202	502,566	686,768	*
W. Thaddeus Miller(8)	542,129	100,000	642,129	*
W.G. (Trey) Griggs III(9)	91,603	—	91,603	*
Frank Cassidy(10)	30,969	8,814	39,783	*
Michael W. Hofmann(10)	20,000	8,814	28,814	*
David C. Merritt(10)	24,602	15,181	39,783	*
W. Benjamin Moreland(10)	39,783	—	39,783	*
Robert A. Mosbacher, Jr.(10)	11,754	—	11,754	*
Denise M. O’Leary(10)	33,416	6,367	39,783	*
All executive officers and directors as a group (13 persons)	3,128,139	1,391,426	4,519,565	1.3%
_____________

*	The percentage of shares beneficially owned by such director or named executive officer does not exceed one percent of the outstanding shares of common stock.

(1)
Beneficial ownership is determined in accordance with the rules of the SEC and consists of either or both voting or investment power with respect to securities. Shares of common stock issuable upon the exercise of options, warrants or rights or upon the conversion of convertible securities that are immediately exercisable or convertible or that will become exercisable or convertible within the next 60 days are deemed beneficially owned by the beneficial owner of such options, warrants or rights or convertible securities and are deemed outstanding for the purpose of computing the percentage of shares beneficially owned by the person holding such instruments, but are not deemed outstanding for the purpose of computing the percentage of any other person. Except as otherwise indicated by footnote, and subject to community property laws where applicable, the persons named in the table have reported that they have sole voting and sole investment power with respect to all shares of common stock shown as beneficially owned by them. A total of 359,084,875 shares of common stock are considered to be outstanding on February 29, 2016, calculated pursuant to Rule 13d-3(d)(1)(i) under the Exchange Act.

(2)
According to filings made with the SEC, Hotchkis & Wiley Capital Management, LLC (“HWCM”) possesses sole voting power over 26,015,451 shares and sole dispositive power over 39,973,013 shares. According to filings made with the SEC, the principal business address of HWCM is 725 S. Figueroa Street 39th Floor, Los Angeles, CA 90017. HWCM may have made additional transactions in our common stock since their most recent filings with the SEC. Accordingly, the information presented may not reflect all of the shares currently beneficially owned by HWCM.

(3)
According to filings made with the SEC, The Vanguard Group (“Vanguard”) possesses sole voting power over 331,981 shares, sole dispositive power over 24,633,862 shares and shared dispositive power over 349,481 shares. According to filings made with the SEC, the principal business address of Vanguard is 100 Vanguard Boulevard, Malvern, PA 19355. Vanguard may have made additional transactions in our common stock since their most recent filings with the SEC. Accordingly, the information presented may not reflect all of the shares currently beneficially owned by Vanguard.

(4)
According to filings made with the SEC, BlackRock, Inc. (“BlackRock”) possesses sole voting power over 20,151,938 shares and sole dispositive power over 22,572,439 shares. According to filings made with the SEC, the principal business address of BlackRock is 55 East 52nd Street, New York, NY 10055. BlackRock may have made additional transactions in our common stock since their most recent filings with the SEC. Accordingly, the information presented may not reflect all of the shares currently beneficially owned by BlackRock.

(5)
Of the total shares reported, 500,000 shares are owned by Fusco Energy Investment LLP and may be deemed to be beneficially owned by Mr. Fusco as the General Partner thereof. Mr. Fusco has the right to acquire 300,000 vested option shares at an exercise price of $9.49 per share, in addition to 12,195 unvested shares of restricted stock previously granted to the executive under the Company’s Equity Incentive Plan as to which Mr. Fusco has voting but not dispositive power.

(6)
Of the total shares reported, Mr. Hill has the right to acquire 400,000 vested option shares consisting of 100,000 shares and 300,000 shares at exercise prices of $9.49 and $12.13 per share, respectively, in addition to 245,600 unvested shares of restricted stock previously granted to the executive under the Company’s Equity Incentive Plan as to which Mr. Hill has voting but not dispositive power.

(7)
Of the total shares reported, Mr. Rauf has the right to acquire 502,566 vested option shares (consisting of 23,200 shares, 21,700 shares, 100,000 shares, 69,963 shares, 149,431 shares and 138,272 shares at exercise prices of $16.90, $18.38, $8.01, $11.24, $14.30 and $15.31 per share, respectively), in addition to 70,931 unvested shares of restricted stock previously granted to the executive under the Company’s Equity Incentive Plan as to which Mr. Rauf has voting but not dispositive power.

(8)
Of the total shares reported, 391,352 shares are held directly by Mr. Miller; 42,886 shares are owned by grantor retained annuity trusts and may be deemed to be beneficially owned by Mr. Miller as the sole recipient of the annuity payments and the trustee of such trusts; and 107,891 shares are owned by separate trusts of which Mr. Miller’s children are respective beneficiaries and Mr. Miller and his spouse serve as trustees, and therefore may be deemed to be indirectly beneficially owned by Mr. Miller. Of the total shares reported, Mr. Miller has the right to acquire 100,000 vested option shares at an exercise price of $9.49 per share, in addition to 69,103 unvested shares of restricted stock previously granted to the executive under the Company’s Equity Incentive Plan as to which Mr. Miller has voting but not dispositive power.

(9)
Of the total shares reported, Mr. Griggs has 75,708 unvested shares of restricted stock previously granted to the executive under the Company’s Equity Incentive Plan as to which Mr. Griggs has voting but not dispositive power.

(10)
On May 19, 2010, each non-employee member of the Board of Directors received an award of 6,367 restricted stock units pursuant to the 2008 Amended and Restated Director Incentive Plan (the "Director Plan"), vesting on May 10, 2011. Mr. Merritt elected to defer the distribution date of such restricted stock units to May 19, 2020 and Ms. O’Leary elected to defer the distribution date of such restricted stock units to June 2, 2017. On May 10, 2013, each non-employee member of the Board of Directors received an award of 4,362 restricted stock units pursuant to the Director Plan, vesting on May 10, 2014. Mr. Cassidy elected to defer the distribution date of such restricted stock units to September 7, 2017, Mr. Merritt elected to defer the distribution date of such restricted stock units to May 19, 2020 and Mr. Hofmann elected to defer the distribution date of such restricted stock units to his termination of service on the Board or a Change in Control as defined in the Restricted Stock Unit Agreement. On May 14, 2014, each non-employee member of the Board of Directors received an award of 4,452 restricted stock units pursuant to the Director Plan, vesting on May 12, 2015. Mr. Cassidy elected to defer the distribution date of such restricted stock units to September 7, 2018, and Messrs. Hoffman and Merritt elected to defer the distribution date of such restricted stock units to their termination of service on the Board or a Change in Control as defined in the Restricted Stock Unit Agreement. All restricted stock units awarded to our directors will be automatically distributed on their elected distribution dates, subject to an earlier distribution upon termination of the director’s service on the Board of Directors or a Change in Control as defined in the Restricted Stock Unit Agreement.

PROPOSAL 2
TO RATIFY THE SELECTION OF PRICEWATERHOUSECOOPERS LLP
AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FOR THE YEAR ENDING DECEMBER 31, 2016
The Audit Committee has appointed PwC as our independent registered public accounting firm for the year ending December 31, 2016. We have been advised by PwC that it is an independent registered public accounting firm with the PCAOB, and complies with the auditing, quality control and independence standards and rules of the PCAOB.
We expect that representatives of PwC will be present at the Annual Meeting to respond to appropriate questions, and they will have the opportunity to make a statement if they desire.
While the Audit Committee retains PwC as our independent registered public accounting firm, the Board of Directors is submitting the selection of PwC to the shareholders for ratification upon the recommendation to do so by the Audit Committee.
Unless contrary instructions are given, shares represented by proxies solicited by the Board will be voted for the ratification of the selection of PwC as our independent registered public accounting firm for the year ending December 31, 2016. If the selection of PwC is not ratified by the shareholders, the Audit Committee will reconsider the matter. Even if the selection of PwC is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change is in our best interests.
Audit Fees
The following table presents fees for professional services rendered by PwC for the years ended December 31, 2015 and 2014, respectively. PwC did not bill us for other services during those periods.

	2015	2014
	(in millions)
Audit Fees(1)	$6.2	$6.0
Tax Fees(2)	0.1	0.1
Total	$6.3	$6.1
_______________

(1)
Our Audit fees consisted of approximately $5.1 million and $4.3 million for the audits and quarterly reviews of our consolidated financial statements, registration statements and offerings for Calpine Corporation for 2015 and 2014, respectively, and fees of approximately $1.1 million and $1.7 million for 2015 and 2014, respectively, which were billed for performing audits and reviews of certain of our subsidiaries.

(2)	PwC provided $0.1 million in tax compliance services during each of the years ended December 31, 2015 and 2014, related to various state and international tax matters.
Audit Committee Pre-Approval Policies and Procedures
All audit and non-audit services provided by our independent registered public accounting firm must be pre-approved by our Audit Committee. Any service proposals submitted by our independent registered public accounting firm need to be discussed and approved by the Audit Committee during its meetings, which take place at least four times a year. Once a proposed service is approved, we or our subsidiaries formalize the engagement of the service. The approval of any audit and non-audit services to be provided by our independent registered public accounting firm is specified in the minutes of our Audit Committee meetings. In addition, the members of our Board of Directors are briefed on matters discussed by the different Committees of our Board.
The Board of Directors recommends that you vote “FOR” approval of PwC as our independent registered public accounting firm for the year ending December 31, 2016.

PROPOSAL 3
TO APPROVE, ON AN ADVISORY BASIS, NAMED EXECUTIVE OFFICER COMPENSATION
In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) enacted in 2010, an advisory vote on the frequency of shareholder votes on executive compensation was conducted in connection with the 2011 Annual Meeting of Shareholders. The Board recommended, our shareholders agreed, and the Board subsequently determined that we will hold an advisory vote on executive compensation annually. Accordingly, our shareholders now have the opportunity to cast an advisory vote on our named executive officer compensation program, as set forth in Proposal 3, also referred to as “say-on-pay.” This proposal gives shareholders the opportunity to approve, reject or abstain from voting with respect to our fiscal 2015 executive compensation programs and policies for the named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers as described in this proxy statement. In evaluating this say-on-pay proposal, we recommend that our shareholders review our Compensation Discussion and Analysis and executive compensation tables and accompanying narratives for additional details about our executive compensation program, including information about the fiscal year 2015 compensation of our named executive officers, explaining how and why the Compensation Committee of our Board arrived at its executive compensation decisions for 2015. Our Board of Directors recommends that shareholders vote to approve, on an advisory basis, the compensation paid to our named executive officers as described in this proxy statement.
At the Company’s Annual Meeting of Shareholders held in May 2015, our shareholders were asked to approve the Company’s fiscal 2014 executive compensation programs. A substantial majority (98%) of the votes cast on the “say-on-pay” proposal at that meeting were voted in favor of the proposal. The Compensation Committee believes that these results reaffirm our shareholders’ support of the Company’s approach to executive compensation.
In summary, the Board of Directors, the Compensation Committee and Calpine’s management believe that compensation should help recruit, retain and motivate a highly talented team of executives with the requisite set of skills and experience to successfully lead Calpine in creating value for our shareholders. Our executive compensation and benefit programs are designed to reward increased shareholder value and the achievement of key operating objectives. Our equity plans are designed to help align executive compensation with the long-term interests of our shareholders. Our performance objectives measure our management team’s success in implementing our business plan and our goal of being recognized as the premier independent power company in the United States. We believe that our executive compensation program satisfies this goal and is closely aligned with the long-term interests of our shareholders.
Our executive compensation program is simple in design. The compensation of our named executive officers consists almost exclusively of base salary, annual cash incentives, and grants of equity, a portion of which is tied to performance. The Compensation Committee sets the compensation of our named executive officers based on their achievement of annual financial and operational objectives that further our long-term business goals and based on the creation of sustainable long-term shareholder value. This is done by basing a significant portion of their compensation on performance incentives whether through equity awards, which are tied to the appreciation of the price of our common stock or other performance metrics, or through annual cash incentive bonuses, which are tied to the achievement of corporate performance goals and certain financial and operating metrics. Our compensation program minimizes risk by emphasizing long-term compensation and financial performance measures correlated with growing shareholder value rather than simply rewarding shorter-term performance and payout periods. We believe that the mix and structure of our executive compensation packages strikes the appropriate balance to promote long-term returns without motivating or rewarding excessive risk taking. The principles and objectives that govern Calpine’s compensation decisions include:

•	alignment with shareholders’ interests;

•	emphasis on pay for performance;

•	focus on performance over time; and

•	recruitment, retention and motivation of key executive leadership talent.
This proposal allows our shareholders to express their opinions regarding the decisions of the Compensation Committee on the prior year’s annual compensation to the named executive officers. Because the shareholder vote on this proposal is advisory, it will not be binding on us, the Compensation Committee or the Board. However, the Compensation Committee and the Board will take into account the outcome of the vote when considering future executive compensation arrangements. Further, this advisory vote will serve as an additional tool to guide the Board and the Compensation Committee in continuing to improve the alignment of the Company’s executive compensation programs with the interests of Calpine and its shareholders, and is consistent with our commitment to high standards of corporate governance.

For the reasons outlined above, we believe that our executive compensation program is well designed, appropriately aligns executive pay with Company performance and incentivizes desirable behavior. Accordingly, we are asking our shareholders to endorse our executive compensation program by voting for the following resolution:
RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.
The Board of Directors recommends that you vote “FOR” the foregoing resolution for the reasons outlined above.

DIRECTOR COMPENSATION
The following table provides certain information concerning the compensation for services rendered in all capacities by each non-employee director serving on our Board for the year ended December 31, 2015:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Frank Cassidy	123,885	99,981	223,866
Michael W. Hofmann	104,000	99,981	203,981
David C. Merritt	110,000	99,981	209,981
W. Benjamin Moreland	90,000	99,981	189,981
Robert A. Mosbacher, Jr.	114,000	99,981	213,981
Denise M. O’Leary	114,000	99,981	213,981
_____________

(1)
The amounts set forth next to each award represent the aggregate grant date fair value of such awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”). For discussion of the assumptions used in these valuations, see Note 12 of the Notes to Consolidated Financial Statements included in the Company’s 2015 Annual Report. Represents 4,837 restricted stock units granted to each of Ms. O’Leary and Messrs. Cassidy, Hofmann, Merritt, Moreland and Mosbacher on May 13, 2015 pursuant to the 2008 Amended and Restated Director Incentive Plan (the “Director Plan”), vesting on the earlier to occur of the first anniversary date of the date of grant or the day immediately preceding the date of the 2016 annual meeting of shareholders. All such grants remained outstanding at December 31, 2015. In addition, the following members of the Board have elected to defer the distribution date of restricted stock units granted prior to 2015 and such awards remain outstanding at December 31, 2015: Mr. Cassidy - 8,814 shares, Mr. Hofmann - 8,814 shares, Mr. Merritt - 15,181 shares and Ms. O’Leary - 6,367 shares.

Our Corporate Governance Guidelines provide that compensation for our non-employee directors’ services may include annual cash retainers, shares of our common stock and options for such shares; meeting fees; fees for serving as a committee chairman; and fees for serving as a director of a subsidiary. We also reimburse directors for their reasonable out-of-pocket and travel expenses in connection with attendance at Board and committee meetings. Our Compensation Committee reviews director compensation annually and makes recommendations to the Board with respect to compensation and benefits provided to the members of the Board. Our Corporate Governance Guidelines provide that director compensation should be fair and equitable to enable the Company to attract qualified members to serve on its Board.
We had the following compensation structure for non-employee directors for 2015:

	Annual Retainer ($)	Meeting Fees ($)	Restricted Stock Unit Award Value ($)	Committee Chair Retainer ($)
Outside Board Members	56,000	20,000	100,000(1)	—
Chairman of the Board	100,000(2)	—	50,000(3)	—
Lead Director	25,000	—	—	—
Audit Committee	—	14,000	—	20,000
Compensation Committee	—	14,000	—	10,000
Nominating and Governance Committee	—	14,000	—	10,000
_____________

(1)
Restricted stock units vest on the earlier to occur, the first anniversary of the date of grant or the day immediately preceding the date of the next Annual Meeting of the Shareholders. Annual equity grants to non-employee directors are generally approved by the Board of Directors during its first meeting of the calendar year. All non-employee directors are generally eligible for annual equity awards granted pursuant to the Director Plan.

(2)	The independent Chairman of the Board receives this amount in addition to the annual retainer paid to independent outside board members.

(3)	The Chairman of the Board receives this additional amount in the form of a grant of restricted shares.

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis section of the proxy statement explains how our executive compensation programs are designed and operate with respect to the following officers identified in the “Summary Compensation Table” below (the “named executive officers”):

Jack A. Fusco	Executive Chairman
John B. (Thad) Hill III	President and Chief Executive Officer
Zamir Rauf	Executive Vice President and Chief Financial Officer
W. Thaddeus Miller	Executive Vice President, Chief Legal Officer and Secretary
W.G. (Trey) Griggs III	Executive Vice President and Chief Commercial Officer
Executive Summary
Our goal is to be recognized as the premier power generation company in the United States and our Compensation Committee believes that our executive compensation program is instrumental in helping us achieve this goal. We maintain simple, straightforward compensation programs pursuant to which our named executive officer compensation consists almost entirely of base salary, annual cash incentives and equity grants.
During 2015, we achieved strong operational and financial results despite challenging environments in the competitive wholesale markets in which we operate. Our executive management team remains focused on executing the Company’s strategic plan to create long-term value for our shareholders. The compensation decisions made by the Compensation Committee in 2015 reflect our commitment to aligning executive compensation with shareholder value and focus on incentivizing our executives to improve financial and operating performance.
Throughout 2015, there was a steep decline in the share price of independent power producers (“IPPs”), largely due to a collapse in global commodity prices, including natural gas and power prices. Our share price decreased approximately 35%. Our direct IPP peer companies (Dynegy Inc., NRG Energy, Inc. and Talen Energy Corporation or our “IPP Peers”) experienced declines in their share prices of approximately 56%, 55% and 77%, respectively. The generation assets of our IPP Peers consist of coal, nuclear, natural gas, wind and solar. In contrast, our generation assets consist of natural gas-fired and geothermal power plants, which are less sensitive to declines in power prices than coal-fired and nuclear power plants. We believe that our focus on remaining a premier operating company, managing and growing our portfolio of power plants and maintaining strong customer relationships, as well as our disciplined capital allocation philosophy and talented employee base, enabled us to differentiate ourselves from our IPP Peers as we strive to create long-term value for our shareholders.
Best Practices in Compensation Governance and Highlights of Recent Developments
We regularly review our compensation practices and policies and periodically modify our compensation programs in light of evolving best practices, competitive positions and changing regulatory requirements. Some of our significant practices, policies and recent modifications include:
Pay for Performance Alignment

•
Pay for Performance. In accordance with our pay for performance philosophy, a significant portion of the total compensation of our Chief Executive Officer and our other named executive officers is based on the Company’s performance.

•
Emphasis on Performance over Time. Also in accordance with our philosophy, the compensation program for our named executive officers is designed to minimize imprudent short-term decision making and risk taking and emphasize long-term performance.

•	Performance-Based Annual Incentive Awards. Our Calpine Incentive Plan (“CIP”) is 100% performance-based and uses multiple financial and operational performance measures.

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Performance Share Unit Program. Our long-term incentive program for the Company’s officers, including the named executive officers, which is designed to more closely align the interests of our officers with those of our shareholders, provides that 50% of the award opportunity is in the form of PSUs that are earned (or forfeited) based on the Company’s relative total shareholder return (“TSR”) performance over a three-year period, with the remaining 50% of the award opportunity in the form of restricted stock awards.

Limited Benefits and Perquisites

•	No Supplemental Retirement Benefits. Our named executive officers participate in retirement plan programs provided to all Calpine employees and do not receive special retirement plans or benefits.

•
Limited Perquisites. We offer a limited amount of perquisites and other personal benefits to our senior executives consistent with prevailing market practice and the Company’s overall compensation program. Perquisites do not constitute a material part of our compensation program.

Key Policies and Practices

•
Clawbacks. The employment agreements for Messrs. Fusco and Miller, and the letter agreement for Mr. Hill, provide for a three-year clawback related to any after-tax portion of income realized from the exercise of their respective sign-on options, and the employment agreement for Mr. Hill also provides for a three-year clawback related to any after-tax portion of his annual cash incentive compensation, in each case, in the event they commit a willful and intentional act which directly results in a material restatement of the Company’s earnings.

•
Stock Holding and Ownership Policy. Messrs. Fusco, Miller and Hill are required to hold shares equal to at least 50% of the after-tax proceeds of each exercise of their sign-on options until their employment with the Company terminates. In addition, Mr. Hill is required to hold shares equal to at least five times his base salary by the fifth anniversary of the effective date of his employment agreement. Effective January 1, 2015, a stock ownership policy was implemented to align the interests of senior executives with those of the Company’s shareholders by requiring all senior executives to maintain a stated level of stock ownership.

•	No Pledging of Shares. Our insider trading policy (which is applicable to all employees, including named executive officers) expressly prohibits hedging of Company shares.

•
Compensation Risk Assessment. Our Compensation Committee regularly considers risk in determining the extent, if any, to which our compensation practices and programs may create incentives for excessive risk taking. We believe that our compensation practices and policies do not encourage excessive or unnecessary risk taking.

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Independent Compensation Consultant. The Compensation Committee utilizes the services of Meridian Compensation Partners, LLC, a national compensation consulting firm, as its independent compensation advisor.

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No Excise Tax “Gross-ups”. Our executive officers are not entitled to an excise tax gross-up payment in the event that any benefit or payment by the Company is determined to be subject to the excise tax imposed by Code Section 4999.

The following charts illustrate the mix of pay for our Chief Executive Officer (“CEO”) and our other named executive officers (“Other NEOs”) excluding Jack Fusco, our Executive Chairman. A significant portion of each named executive officer’s compensation is tied to performance-based short- and long-term incentives.

2015 Performance and Strategic Accomplishments Considered in Determining Executive Compensation
Our executive compensation decisions in 2015 were greatly influenced by continued strong financial and operating results in a challenging economic environment. Our CIP focuses on several key financial and operating performance measures that are aligned with the creation of shareholder value.
Under the leadership of our executive management team, our key financial and operational performance accomplishments over the course of 2015 include:

•	We returned capital to shareholders by repurchasing approximately 26.6 million shares of our outstanding common stock for approximately $529 million at an average price of $19.87 per share.

•	We performed better than our target thresholds for Expenses and TRIR. See “— Elements of Compensation” for how these corporate performance goals are defined.

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We achieved record Adjusted Free Cash Flow per share and Adjusted EBITDA in 2015 despite volatile commodity markets (see Annex A for a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP measures).

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Our employees achieved a total recordable incident rate of 0.73 recordable injuries per 100 employees which places us in the first quartile performance for power generation companies with 1,000 or more employees.

•	Our entire fleet achieved a forced outage factor of 2.3% and a starting reliability of 98.3%.

•
We completed the acquisition of Champion Energy, a leading retail electric provider, which provides an important long-term outlet for directly reaching a greater portion of the load we serve and to transact hedging activities related to our wholesale power plant portfolio.

•
We commenced commercial operations at our 309 MW Garrison Energy Center in Delaware, began construction of our 760 MW York 2 Energy Center in Pennsylvania and completed the acquisition of Granite Ridge Energy Center in New Hampshire, all of which add long-term value in two of our core markets.

•
We successfully originated several new long-term contracts with customers in our West, Texas and East segments, including those related to our Delta and Pastoria Energy Centers, Geysers Assets, Mankato Power Plant, Morgan Energy Center and our Texas power plant fleet which add long-term value to our fleet of power plants.

•	We strengthened our balance sheet by refinancing debt to extend the maturity and lower the interest rate on approximately $1.6 billion of corporate debt.
A comparison of our financial and operating performance over the past two years is provided below (in millions, except percentages and per share amounts):

	2015	2014
Commodity Margin(1)	$2,879	$2,820
Expenses(1)	$865	$871
CAPEX & major maintenance expense(1)	$415	$391
Average EFOF(1)	2.7%	2.38%
TRIR(1)	0.73%	0.64%
Income from operations	$855	$1,989
Adjusted EBITDA(2)	$1,976	$1,949
Diluted Earnings Per Share	$0.64	$2.31
Adjusted Free Cash Flow Per Share(2)	$2.31	$2.03
Share Price on December 31	$14.47	$22.13
_____________

(1)	As defined under “—Elements of Compensation — Details of Each Element of Compensation.”

(2)
See Annex A to this proxy statement for a discussion of Adjusted EBITDA and Adjusted Free Cash Flow per share as well as a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP measures.

Our fiscal 2015 compensation actions and decisions were substantially based on our named executive officers’ accomplishments and contributions to the Company’s performance results, as highlighted above. The annual cash incentive bonus, pursuant to the Calpine Incentive Plan, was 99% of target for 2015 compared to 118% for 2014. Further details of our base salaries,

2015 CIP performance score calculation and other key strategic achievements are discussed in greater detail under “— Determining Executive Compensation.”
Our Compensation Program Objectives and Guiding Principles
The Compensation Committee believes that the compensation program for our named executive officers emphasizes at-risk, performance-based compensation without motivating imprudent risk taking. The Compensation Committee believes that our executive compensation program also helps Calpine recruit, retain and motivate a highly talented team of executives with the requisite set of skills and experience to successfully lead the Company in creating value for our shareholders. In addition, the Compensation Committee believes that the mix and structure of compensation for our executives strikes an appropriate balance to promote long-term returns without motivating or rewarding excessive risk taking. The compensation objectives and principles that govern the Company’s compensation decisions include:

•	Alignment with Shareholders’ Interests. Our long-term incentive awards are equity-based, linking a significant portion of our named executive officers’ pay to share price performance.

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Pay for Performance. A significant portion of compensation for our named executive officers is linked to absolute and relative share price performance and the achievement of corporate operating and financial objectives which we believe drive shareholder value.

•
Emphasis on Performance Over Time. The compensation program for our named executive officers is designed to minimize excessive short-term decision making and risk taking. The value of long-term incentives is substantially greater than the annual cash incentive bonus and our annual incentive plan limits the maximum cash incentive bonus that can be earned in a given year. The Compensation Committee also retains the discretionary power to reduce annual incentive awards below calculated values.

•
Recruitment, Retention and Motivation of Key Leadership Talent. We provide an appropriate combination of fixed and variable compensation designed not only to attract and motivate the most talented executives for Calpine, but also to encourage retention by vesting equity awards over three years.

Results of the 2015 Advisory Vote on Executive Compensation (“say-on-pay”)
At the Company’s Annual Meeting of Shareholders held in May 2015, our shareholders were asked to approve the Company’s fiscal 2014 executive compensation programs. A substantial majority (98%) of the votes cast on the “say-on-pay” proposal at that meeting were voted in favor of the proposal. As Calpine regularly engages shareholders to discuss a variety of aspects of our business and welcomes shareholder input and feedback, the “say-on-pay” vote serves as an additional tool to guide the Board and the Compensation Committee in ensuring alignment of Calpine’s executive compensation programs with shareholder interests. The Compensation Committee believes that these results reaffirm our shareholders’ support of the Company’s approach to executive compensation.
The Compensation Committee continues working to ensure that the design of the Company’s executive compensation program is focused on long-term shareholder value creation, emphasizes pay for performance and does not encourage imprudent short-term risks. The Compensation Committee also continues to use the “say-on-pay” vote as a guidepost for shareholder sentiment and believes it is critical to maintain and continually develop this program to promote ongoing shareholder engagement, communication and transparency.
Determining Executive Compensation
The Compensation Committee bases any adjustments to current pay levels on several factors, including the scope and complexity of the functions an executive officer oversees, the contribution of those functions to our overall performance, individual experience and capabilities, individual performance and competitive pay practices. Any variations in compensation among our executive officers reflect differences in these factors.
Compensation Consultant
The Compensation Committee has authority to retain compensation consulting firms to assist it in the evaluation of executive officer and employee compensation and benefit programs. Since 2012, the Compensation Committee has retained Meridian Compensation Partners, LLC (“Meridian”) as its independent compensation advisor. Meridian provides an objective perspective as to the reasonableness of our executive compensation programs and practices and their effectiveness in supporting our business and compensation objectives. During 2015, Meridian regularly participated in Compensation Committee meetings and advised the Compensation Committee with respect to compensation trends and best practices, incentive plan design, competitive pay levels, our proxy disclosure, and individual pay decisions with respect to our named executive officers and other executive officers.
While Meridian regularly consults with management in performing work requested by the Compensation Committee, Meridian did not perform any separate additional services for management. The Compensation Committee has assessed the independence of Meridian pursuant to applicable SEC rules and concluded that no conflict of interests exists that would prevent Meridian from independently representing the Compensation Committee.
Comparator Group
We believe it is appropriate to provide industry-competitive total compensation opportunities to our named executive officers in order to attract and retain top executive talent. However, we do not rely on this information to target any specific pay percentile for our executive officers. Instead, we use this information to provide a general overview of market practices and to ensure that we make informed decisions regarding our executive pay programs.
To help the Compensation Committee establish target compensation levels for the named executive officers in early 2015, Meridian prepared an analysis during the latter part of 2014 that compared the then current level of compensation for our named executive officers and compensation paid to comparable positions at companies in an industry comparator group approved by the Compensation Committee. The primary criteria used to identify this 2015 comparator group were: (1) industry and energy portfolio - we compete for talent with energy and utility companies that have significant generation portfolios and significant non-regulated energy operations, and (2) financial scope - our management talent should be similar to that of companies that have similar financial characteristics. Due to the unique characteristics of Calpine’s non-regulated portfolio of power plants, the companies represented in the 2015 comparator group did not contain the exact mix of generating assets as Calpine and some contain regulated energy and other energy-related operations. However, the companies in the 2015 comparator group represented entities of relatively proportionate size, from a financial and/or operational perspective, and contain non-regulated power operations. We believe that the 2015 comparator group provided an appropriate reference for compensation data for companies with which Calpine competes for talent. The 11 companies set forth below comprised our 2015 comparator group:

The AES Corporation	Entergy Corporation	PPL Corporation
DTE Energy Company	FirstEnergy Corp.	Public Service Enterprise Group Inc.
Dynegy Inc.	NRG Energy, Inc.	TransAlta Corporation
Edison International	PG&E Corporation
The Compensation Committee considered pay data from the appropriate position matches within the 2015 comparator group for our named executive officers, including the effect on compensation, if any, of specific company size differences. The 2015 comparator group allowed us to monitor the compensation practices of our competitors for executive talent. We do not formally target total compensation, or any specific element of compensation to a specific percentile of the comparator group. Instead, the market data is used to provide a competitive range of pay levels and to obtain a general understanding of current compensation practices in our industry.
Historically, other IPPs comprise our closest pool of direct competitors. However, due to consolidation in our industry over the last decade, the number of other IPPs has recently been limited to two companies: Dynegy Inc. and NRG Energy, Inc. In order to evaluate competitive compensation data more closely aligned with our direct competitors, our Compensation Committee approved a change to the benchmarking approach during the latter part of 2015: a primary group consisting only of IPP peer companies and a supplemental broader group of companies consisting of 28 electric companies (including Dynegy Inc., NRG Energy, Inc. and TransAlta Corporation from the primary group of IPP peer companies) that participate in a nationally recognized executive compensation survey. Our Compensation Committee used these two comparator groups in early 2016 to assist is setting 2016 compensation for our named executive officers. See Annex B for a list of the companies in our 2016 primary and supplemental comparator groups.
Role of Executive Officers in Executive Compensation Decisions
The Chief Executive Officer reviews the compensation data gathered from the compensation surveys, considers each other executive officer’s performance and makes a recommendation to the Compensation Committee on base salary, annual bonus and equity awards for each named executive officer other than himself. The Chief Executive Officer participates in Compensation Committee meetings at the Compensation Committee’s request to provide background information regarding the Company’s strategic objectives and to evaluate the performance of and compensation recommendations for the other executive officers. The Committee utilizes the information provided by the Chief Executive Officer along with input from Meridian and the knowledge and experience of the Committee's members in making compensation decisions. Executive officers do not propose or seek approval for their own compensation. The Chairman of the Compensation Committee, with input from the Chairman of the Board of Directors, recommends the Chief Executive Officer’s compensation to the Compensation Committee in an executive session, not attended by the Chief Executive Officer.
Elements of Compensation
Compensation for the named executive officers primarily consists of:

Type	Purpose
Base Salary	Provide a minimum, fixed level of cash compensation for the named executive officers to compensate executives for services rendered during the fiscal year.
Annual Cash Incentives	Drive achievement of annual corporate goals including key financial and operating results and strategic goals that drive value for shareholders.
Long-Term Incentives	Align executive officers’ interests with the interests of shareholders by rewarding increases in the value of our share price.
Post-Employment Compensation
Assist executive officers and other eligible employees to prepare financially for retirement, to offer benefits that are competitive and tax-efficient, and to provide a benefits structure that allows for reasonable certainty of future costs.
Help retain executive officers and certain other qualified employees, maintain a stable work environment and provide financial security in the event of a change in control or in the event of a termination of employment in connection with or without a change in control.

Allocation and Distribution of Each Element of Compensation
The portion of total compensation delivered in the form of base salary and benefits is intended to provide a competitive foundation and fixed rate of pay for the work being performed by each named executive officer and the associated level of responsibility and contributions to Calpine. The compensation opportunity beyond those pay elements is at risk and must be earned through achievement of annual goals, which represent performance expectations of the Board and management and long-term value creation for shareholders. In setting target compensation, the Compensation Committee focuses on the total compensation opportunity for the executive. The proportion of compensation designed to be delivered in base salary versus variable pay depends on the executive’s position and the ability of that position to influence overall Company performance. The more senior the level of the executive, the greater is the percentage of total pay opportunity that is variable.
Details of Each Element of Compensation
Base Salary. The 2015 base salary of each of our named executive officers was set following an annual review, during which adjustments were made to reflect performance-based factors, as well as competitive considerations. During its annual review of base salaries, the Compensation Committee primarily considers:

•	our budget for annual merit increases;

•	the appropriateness of each executive officer’s compensation, both individually and relative to the other executive officers;

•	the individual performance of each executive officer; and

•	pay data from our comparator group of companies provided by our independent compensation advisor.

We do not apply specific formulas to determine increases. Adjustments to executive salaries are generally effective with the first payroll period after the adjustment is determined. Base salaries and percentage increases from the previous year’s base salary for our named executive officers are indicated below for 2015:

	2015
	Base Salary	Percentage increase from previous year
Jack A. Fusco(1)	$669,500	—%
John B. (Thad) Hill III	$1,100,000	10.0%
Zamir Rauf	$609,257	2.8%
W. Thaddeus Miller	$829,242	2.8%
W.G. (Trey) Griggs III(2)	$500,000	n/a
_____________

(1)	In accordance with his employment agreement, Mr. Fusco’s term as Executive Chairman will expire on May 11, 2016.

(2)	Mr. Griggs’ employment commenced on June 1, 2015.
Annual Incentive — Calpine Incentive Plan. Our annual incentive program, the Calpine Incentive Plan (the “CIP”), is designed to promote the achievement of annual corporate goals including key financial, operating and strategic goals that, in turn, drive value for shareholders. All regular full-time, non-collective bargaining unit employees hired prior to October 1, 2015, were eligible to participate in the CIP including all our named executive officers. The Compensation Committee assigned to each executive officer a target incentive opportunity, expressed as a percentage of eligible earnings (base salary amount paid in 2015), which is dependent on the level of the employee’s position and the scope of the employee’s responsibilities. Target annual incentive levels for each named executive officer are shown in a table below. The total target CIP incentive pool is the sum of all participants’ target annual incentive amounts.
CIP Funding. Funding of the CIP incentive pool is triggered only if we meet a minimum corporate performance target established by the Compensation Committee. For fiscal 2015, this minimum corporate performance target was $1,605 million of Adjusted EBITDA, which was 80% of our fiscal 2015 Adjusted EBITDA goal of $2,006 million. We use Adjusted EBITDA because it is a key metric used by our Board of Directors, senior management and investors in evaluating our financial performance. Our Adjusted EBITDA of $1,976 million as reported in our 2015 annual report exceeded our minimum corporate performance target for fiscal 2015. As a result, the 2015 CIP incentive was funded.
Adjusted EBITDA is defined in our 2015 annual report as corporate net income before interest, income taxes and depreciation and amortization adjusted for the effects of impairment losses, gains or losses on sales, dispositions or retirements of assets, any mark-to-market gains or losses from accounting for derivatives, adjustments to exclude the Adjusted EBITDA related to the noncontrolling interest, stock-based compensation expense, operating lease expense, non-cash gains and losses from foreign currency translations, major maintenance expense, gains or losses on the repurchase or extinguishment of debt, non-cash GAAP-related adjustments to levelize revenues from tolling agreements and any extraordinary, unusual or non-recurring items plus adjustments to reflect the Adjusted EBITDA from our unconsolidated investments.

Determination of CIP Bonus Pool. The size of the CIP incentive pool is based on the extent to which we achieve the corporate performance goals that are established annually by the Compensation Committee. The Compensation Committee selected these performance goals to reflect a balanced evaluation of annual financial and operating performance. Specific performance metrics include cash generation, cost containment, safety and achievement of key goals that drive the creation of shareholder value. The 2015 performance goals and the actual results are shown in the following table and discussed in further detail below:
CIP Performance Score Calculation ($ in millions) for 2015

Performance Level Performance Score	Threshold	Target	Maximum	Results	Score(1)	Weight		Weighted Score
Commodity Margin(2)	$2,792	$2,892	$3,092	$2,879	95.1%		35.0%	33.3%
Expenses(2)	$967	$887	$636	$865	108.6%		35.0%	38.0%
CAPEX/Maintenance(2)	$420	$395	$332	$415	68.0%		10.0%	6.8%
TRIR	1.6	1.00	0.20	0.73	134.0%		10.0%	13.4%
Average EFOF(2)	4.19%	2.23%	0.13%	2.7%	90.0%		5.0%	4.5%
Regulatory Compliance (Pass/Fail)	No material non-compliance events			PASS	60.0%	(3)	5.0%	3.0%
Overall Performance Score							100%	99.0%
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(1)	For performance between target and maximum, score is determined by linear interpolation.

(2)	Excludes the impact of the wildfire at our geothermal power plants in northern California as this was a force majeure event.

(3)	Score was reduced to 3% due to non-material events.
Explanation of Performance Measures.

•
Commodity Margin, as used for purposes of determining our CIP goal, is a non-GAAP financial measure that includes power and steam revenues, sales of purchased power and physical natural gas, capacity revenues, renewable energy credit revenue, sales of surplus emission allowances, transmission revenue and expenses, fuel and purchased energy expense, fuel transportation expense, environmental compliance expense and realized settlements from marketing, hedging, optimization and trading activities, but excludes mark-to-market activity. This amount differs from “Commodity Margin” as reported in our 2015 annual report as it also includes other revenue, as referenced in the CIP performance score calculation, Adjusted EBITDA from Calpine’s unconsolidated operations at Greenfield and Whitby, and certain other adjustments.

•
Expenses, as used solely for purposes of determining our CIP pool, is composed of Plant Operating Expense (excluding major maintenance, scrap and stock-based compensation), Royalty Expense from Calpine’s geothermal operations, Sales, General & Administrative Expense (excluding stock-based compensation), and Other Operating Expense (excluding amortization and stock-based compensation), in each case, as calculated in accordance with U.S. GAAP and included in the amounts reported on our Consolidated Statement of Operations for the year ended December 31, 2015 in our 2015 annual report. We believe that Expenses is a useful tool for assessing the performance of our core operations and is a key operational measure reviewed by our management.

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CAPEX/Maintenance refers to Calpine’s Capital Expenditure and Major Maintenance Expense related to the refurbishment of major turbine generator equipment and other plant-related facilities inclusive of Calpine’s unconsolidated operations at Greenfield and Whitby. CAPEX is capitalized into Property, Plant and Equipment and Maintenance is recorded as a component of Plant Operating Expense. We monitor these expenditures and establish targets as useful tools to measure our operating performance.

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Average EFOF refers to Equivalent Forced Outage Factor, which is a measure indicating the percent of time that our power plants are not capable of reaching full capacity due to forced outages and forced equipment limitations.

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TRIR refers to Total Recordable Incident Rate, which is a measure of operational safety. TRIR is calculated as the sum of our lost time, restricted duty and other recordable cases as well as any fatality incidents during the year multiplied by 200,000 and then divided by total hours worked during the year.

•	Regulatory Compliance refers to the Compensation Committee evaluation of overall regulatory compliance based on consultation with the Chief Compliance Officer.
Determination of Individual Award Payouts. Based on the extent to which we achieved the performance goals, as shown above, approximately $44 million was funded to the total CIP bonus pool for 2015 for allocation among the plan participants. Threshold incentive levels under the CIP are set at 60% of the target incentive percentage for all participants. The following table shows the incentive eligible earnings and target and maximum incentive percentages and actual payout amounts for each named executive officer.

Name	Incentive Eligible Earnings	Target Incentive %	Maximum Incentive %	Incremental Incentive Rate(3)	Incentive Calculation Overall Performance Score(4)	Incentive %(5)	Incentive Amount
Jack A. Fusco(1)	$695,250	100%	200%	2.0	99.0%	99.0%	$688,298
John B. (Thad) Hill III(1)	$1,119,231	100%	200%	2.0	99.0%	99.0%	$1,108,039
Zamir Rauf(1)	$628,860	90%	200%	2.22	99.0%	89.1%	$560,314
W. Thaddeus Miller(1)	$855,924	90%	200%	2.22	99.0%	89.1%	$762,628
W.G. (Trey) Griggs III(2)	$500,000	90%	200%	2.22	99.0%	89.1%	$445,500
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(1)	The maximum incentive as a percentage of base salary is set forth in the employment agreement or letter agreement for these named executive officers.

(2)	Mr. Griggs’ maximum incentive is consistent with the terms of the CIP.

(3)
Incremental Incentive Rate equals the additional percentage of eligible earnings for each percent that Overall Performance Score exceeds 100%. Rate is calculated as the ratio of the difference between maximum and target incentive percentage and maximum and target Performance Score.

(4)	From 2015 CIP performance score calculation shown above.

(5)	Incentive % equals Target Incentive multiplied by Overall Performance Score.
Long-Term Incentives. Effective January 31, 2008, our Board of Directors adopted, and our shareholders approved, the 2008 Equity Incentive Plan (the “Equity Incentive Plan”). The Equity Incentive Plan is administered by the Compensation Committee, which has authority to grant the following types of awards to our directors, executive officers, employees and consultants: stock options, stock appreciation rights, restricted stock, restricted stock units, performance compensation awards, other stock-based awards or any combination of these types of awards. Equity grants directly align our named executive officers’ interests with the interests of shareholders by rewarding increases in the value of our share price. Such grants enable us to attract and retain highly qualified individuals for positions of responsibility.
The Compensation Committee generally approves annual equity grants to the named executive officers at its February meeting. Equity award vesting is generally subject to continued employment, with exceptions in some cases for a change in control or termination due to death or retirement.
Determination of Target Value of Long-Term Incentives. On an annual basis, during its February meeting of each calendar year, the Compensation Committee determines, and makes its recommendations to the Board regarding, the form and amounts of long-term incentive compensation for our executive officers. In February 2015, the Board approved annual awards of restricted stock and PSUs, as applicable, to Messrs. Hill, Rauf and Miller. In May 2015, the Board approved an equity award granted to Mr. Griggs in conjunction with his employment inception on June 1, 2015 which consisted of restricted stock and PSUs. With the exception of Mr. Fusco, the target value of annual equity awards granted to each of the named executive officers is generally determined based on internal equity considerations, data regarding similar positions at other companies within our industry, differences in responsibilities within our Company for each of the named executive officers and their respective contributions to our overall corporate success. In 2015, the target value of each named executive officer’s equity awards expressed as a percentage of base salary was 300% for Mr. Hill and 200% of base salary for Messrs. Rauf, Miller and Griggs. The equity awards granted in 2015 to Messrs. Hill, Rauf, Miller and Griggs consisted 50% of restricted stock and 50% of PSUs. In May 2015, Mr. Fusco received restricted stock valued at approximately $150,000 as Executive Chairman of the Board of Directors. See “ — Grants of Plan-Based Awards.”
Restricted Stock Grants. Restricted stock awards granted to Messrs. Hill, Rauf and Griggs in 2015 vest ratably over a three-year service period on each of the first, second and third anniversaries of the grant date subject to forfeiture upon termination and acceleration upon certain events including death or disability. Restricted stock awards granted to Messrs. Fusco and Miller in 2015 vested 100% on December 31, 2015 in accordance with their employment agreements.
Performance Share Unit Grants. An important aspect of the Company’s equity compensation strategy features the award of PSUs which further strengthens the link between executive officer pay and performance. Specifically, the PSU awards help to closely align the interests of the Company’s executives with those of our shareholders.

PSUs granted to Messrs. Hill, Rauf, Miller and Griggs in 2015 will vest and be paid in cash based on the Company’s total shareholder return (“TSR”) over the three-year performance period of January 1, 2015 through December 31, 2017 relative to the S&P 500 companies’ TSR over the same period, following the Compensation Committee's certification of performance. Each PSU has the same value as one share of Calpine common stock. TSR captures the total returns of a company’s stock to investors over the three-year performance period. The PSU will measure TSR by comparing the average share price in the last month of the performance period to the average share price in the month immediately prior to the start of the performance period, adjusting for stock splits and assuming dividends paid during the performance period are reinvested into additional shares. Our Compensation Committee chose TSR as it is a widely used benchmark of corporate performance which links the Company’s performance to shareholder return.
Payouts of the 2015 PSU awards will range from 0 to 200% of the target award based on the Company’s TSR ranking within the S&P 500 as shown below:

Percentile Rank within the S&P 500	Percent of Performance Units Earned
90th or higher	200%
80th	175%
70th	150%
60th	125%
50th	100%
40th	75%
30th	50%
Below 30th	0%
In the event that the Company’s absolute TSR during the performance period is negative, any earned awards are limited to the target amount, regardless of the Company’s TSR ranking within the S&P 500. Actual amounts of awards granted in February 2015 are disclosed in the “Summary Compensation Table” and the “Grants of Plan-Based Awards” table. In February 2016, the Board approved annual awards of restricted stock and PSUs, as applicable, to our named executive officers excluding Mr. Fusco, who serves as our Executive Chairman. Pursuant to his employment agreement, in February 2016, Mr. Fusco received restricted stock valued at approximately $150,000 for his service as our Executive Chairman which will vest on May 11, 2016, the expiration date for his term as Executive Chairman. These awards will be included in the “Summary Compensation Table” and the “Grants of Plan-Based Awards” table in our 2017 proxy statement, as applicable.
Settlement of 2013 PSUs and Modification to PSU Payout Conditions. In February 2016, the Compensation Committee certified the performance of the PSUs which were granted in February 2013 for the measurement period of January 1, 2013 through December 31, 2015. The Company’s TSR over the measurement period resulted in a ranking below the 30th percentile; thus, there was no cash payout associated with the 2013 PSUs for Messrs. Fusco, Hill, Rauf and Miller (our named executive officers that received PSUs granted in February 2013). This reflects the Compensation Committee’s performance philosophy that actual compensation related to long-term incentives should vary above or below target levels commensurate with the Company’s share price performance.
In February 2016, the Compensation Committee also approved certain changes to the Company’s PSU program to provide that, starting with the 2016 PSU awards, the payment of the PSU awards will be conditioned upon the Company’s TSR ranking within the S&P 500, as modified by the IPP Sector Modifier which may either increase or decrease the payout based on the Company’s TSR ranking within its IPP Peers.
Perquisites and Other Personal Benefits. We offer a very limited amount of perquisites and other personal benefits to our named executive officers. The Compensation Committee believes that these perquisites are reasonable and consistent with prevailing market practice and the Company’s overall compensation program. Perquisites are not a material part of our compensation program. The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to our named executive officers. See “— Summary Compensation Table — All Other Compensation.”
Post-Employment Compensation Arrangements
To promote retention and recruiting, we offer various arrangements that provide certain post-employment benefits in order to alleviate concerns that may arise in the event of an employee’s separation from service with us and enable employees to focus on Company duties while employed by us. These post-employment severance benefits are provided through employment agreements and letter agreements as described more fully below under “— Summary of Employment Agreements” and “— Potential Payments Upon Termination or Change in Control.”
Retirement Benefits. Our executive officers participate in retirement plan programs provided to all Calpine employees and do not receive special retirement plans or benefits. Our primary objectives for providing retirement benefits is to assist employees in preparing financially for retirement, to offer benefits that are competitive and to provide a benefits structure that allows for reasonable certainty of future costs. Except for certain employees represented by a collective bargaining agreement, Calpine does not have a defined benefit plan for employees, including our named executive officers.
Our primary retirement benefit is the Calpine Corporation Retirement Savings Plan (the “401(k) Plan”), a defined contribution plan. For our executive officers as well as all other non-bargaining unit employees, we match employee contributions 100% up to 5% of eligible earnings, subject to all applicable regulatory limits, and the match vests immediately. In addition, if an employee leaves our employment due to retirement, the employee can use any money remaining in his or her health reimbursement account to pay for post-employment medical insurance.
Severance Benefits. We maintain the Calpine Corporation Change in Control and Severance Benefits Plan (the “Severance Plan”) that provides certain severance benefits to our executive officers and other qualified employees. The purpose of the Severance Plan is to help retain our executive officers and other qualified employees, maintain a stable work environment and provide financial security to our executive officers and certain other employees of the Company in the event of a change in control or in the event of a termination of employment in connection with or without a change in control. The Severance Plan does not provide for the payment of an excise tax gross-up under any circumstances.
For a further discussion of the Severance Plan, see “— Potential Payments Upon Termination or Change in Control” below. For a further discussion of the Employment Agreements, see “— Summary of Employment Agreements” below.
Officer Stock Holding and Ownership Policy
Messrs. Fusco, Miller and Hill are required to hold shares of Company stock equal to at least 50% of the after-tax proceeds of each exercise of their sign-on option until their employment with the Company terminates. In addition, Mr. Hill is required to hold shares equal to at least five times his base salary by the fifth anniversary of the effective date of his employment agreement. See “— Summary of Employment Agreements.”
Effective January 1, 2015, we implemented a stock ownership policy designed to align the interests of senior executives with those of the Company’s shareholders by requiring all senior executives to maintain a stated level of stock ownership. Pursuant to this policy, senior executives must achieve their ownership requirement within five years of the implementation date or date of hire if the date of hire is after the implementation date. In accordance with this policy, Mr. Hill is required to hold shares equal to at least six times his base salary by January 1, 2020, Messrs. Rauf and Miller are required to hold shares equal to at least three times their base salary by January 1, 2020 and Mr. Griggs is required to hold shares equal to at least three times his base salary by June 1, 2020.
Clawback Provisions
The employment agreements for Messrs. Fusco and Miller, and the letter agreement for Mr. Hill, include a three-year clawback provision related to any after-tax portion of income realized from the exercise of their sign-on options, and the employment agreement for Mr. Hill provides for a three-year clawback related to any after-tax portion of his annual cash incentive compensation, in each case, in the event they commit a willful and intentional act which directly results in a material restatement of the Company’s earnings.
Deductibility Cap on Executive Compensation
Section 162(m) of the Internal Revenue Code of 1986, as amended (the “IRC”), precludes a public corporation from deducting for federal income tax purposes compensation in excess of $1 million in any taxable year for its chief executive officer or any of its three other highest paid executive officers, not including the chief financial officer (for these purposes, the “Named Executives”). Certain performance-based compensation is not subject to that limitation. As part of its role, the Compensation Committee considers the anticipated tax treatment to us and the executive officers in its review and establishment of compensation programs and payments. In general, the Compensation Committee believes that it is in our best interest to receive maximum tax deductions for compensation paid to the Named Executives. In general, we intend to pay performance-based compensation, including equity compensation, in a manner that preserves our ability to deduct the amounts paid to executive officers, although to maintain flexibility in compensating Named Executives in a manner designed to promote varying corporate goals, the Compensation Committee may award compensation that is not fully deductible when it deems such award to be in the best interest of the Company. Due to our substantial net operating loss carryforwards from bankruptcy, this has no impact on our post-tax results.
Report of the Compensation Committee
The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of this proxy statement with the Company’s management. Based on this review and discussion, the Compensation Committee recommended to our Board of Directors that the “Compensation Discussion and Analysis” section be included in this proxy statement and the Company’s 2015 annual report.
Robert A. Mosbacher, Jr. (Chair)
Frank Cassidy
Michael W. Hofmann
Denise M. O’Leary

EXECUTIVE COMPENSATION
Summary Compensation Table
The following table provides certain information concerning the compensation for services rendered to us during the years ended December 31, 2015, 2014 and 2013 by (i) each person serving as a principal executive officer during the year ended December 31, 2015, (ii) each person serving as a principal financial officer during the year ended December 31, 2015 and (iii) each of the three other most highly-compensated individuals who were serving as executive officers as of December 31, 2015 (collectively, “the named executive officers”):

				Non-Equity
			Stock	Incentive Plan	All Other
		Salary	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	($)
Jack A. Fusco	2015	675,658	149,982	688,298	13,250	1,527,188
Executive Chairman	2014	913,226	5,451,311	1,278,610	13,000	7,656,147
	2013	1,289,880	5,387,206	1,376,523	17,783	8,071,392

John B. (Thad) Hill III	2015	1,088,491	3,488,363	1,108,039	13,250	5,698,143
President and Chief Executive Officer	2014	895,903	2,544,976	1,152,010	13,000	4,605,889
	2013	694,494	1,482,355	668,622	77,750	2,923,221

Zamir Rauf	2015	614,157	1,288,054	560,314	13,250	2,475,775
Executive Vice President and	2014	594,647	1,292,311	745,268	13,000	2,645,226
Chief Financial Officer	2013	588,789	1,239,895	559,265	12,750	2,400,699

W. Thaddeus Miller	2015	848,131	1,753,142	762,628	13,250	3,377,151
Executive Vice President,	2014	816,493	1,758,932	1,014,362	13,000	3,602,787
Chief Legal Officer and	2013	807,975	1,687,623	761,201	14,427	3,271,226
Secretary

W.G. (Trey) Griggs III	2015	297,009	1,096,231	445,500	1,923	1,840,663
Executive Vice President and
Chief Commercial Officer
______________

(1)
The amounts set forth next to each award represent the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718. The stock awards granted in 2015 were issued in the form of restricted stock and PSUs. For discussion of the assumptions used in these valuations, see Note 12 of the Notes to Consolidated Financial Statements included in the Company’s 2015 annual report. Assuming the maximum performance levels were probable on the grant date for the PSUs, the grant date fair values for each of our named executive officers PSUs awarded in 2015 would be as follows: $3,676,736 for Mr. Hill, $1,357,610 for Mr. Rauf, $1,847,813 for Mr. Miller and $1,192,487 for Mr. Griggs.

(2)	Bonus paid pursuant to the CIP and/or the named executive officer’s employment agreement or letter agreement, as applicable.

(3)
For 2015, the amounts set forth under “All Other Compensation” represent employer contributions to the Company’s 401(k) plan as follows: $13,250 for Messrs. Fusco, Hill, Rauf and Miller and $1,923 for Mr. Griggs.

Grants of Plan-Based Awards
The following table sets forth the information concerning the grants of any plan-based compensation to each named executive officer during 2015. The non-equity awards described below were made under the CIP. The equity awards described below were made under the Equity Incentive Plan.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All other Stock Awards: Number of Shares of Stock or Units (#)		Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold(#)(3)	Target (#)	Maximum(#)
Jack A. Fusco	5/13/2015	—	—	—	—	—	—	7,256	(4)	149,982
	—	417,150	695,520	1,390,500

John B. (Thad)Hill III	2/26/2015	—	—	—	—	—	—	76,887	(5)	1,649,995
	2/26/2015	—	—	—	38,444	76,887	153,774	—		1,838,368
	—	671,539	1,119,231	2,238,462	—	—	—	—		—

Zamir Rauf	2/26/2015	—	—	—	—	—	—	28,390	(5)	609,249
	2/26/2015	—	—	—	14,195	28,390	56,780	—		678,805
	—	339,584	565,974	1,257,720	—	—	—	—		—

W. Thaddeus Miller	2/26/2015	—	—	—	—	—	—	38,641	(4)	829,236
	2/26/2015	—	—	—	19,321	38,641	77,282	—		923,906
	—	462,199	770,332	1,711,848	—	—	—	—		—

W.G. (Trey) Griggs III	6/1/2015	—	—	—	—	—	—	24,937	(5)	499,987
	6/1/2015	—	—	—	12,469	24,937	49,874	—		596,244
	—	270,000	450,000	1,000,000	—	—	—	—		—
______________

(1)
Amounts represent estimated possible payments under the CIP. Actual amounts paid under the CIP for 2015 are shown in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table.” For more information on the performance metrics applicable to these awards, see “Compensation Discussion and Analysis — Details of Each Element of Compensation — Annual Incentive — Calpine Incentive Plan.”

(2)
Represents PSUs granted on February 26, 2015 with respect to Messrs. Hill, Rauf and Miller and June 1, 2015 with respect to Mr. Griggs with payouts in cash that range from 0 to 200% of the target award based on the Company's TSR ranking within the S&P 500.

(3)	Threshold amount represents performance at 30th percentile of the Company’s TSR ranking within the S&P 500 and actual performance below this level would result in no cash payout of the PSUs.

(4)
Represents restricted stock granted to Messrs. Fusco and Miller on May 13, 2015 and February 26, 2015, respectively, which vested on December 31, 2015 in accordance with their respective employment agreements.

(5)
Represents restricted stock granted on February 26, 2015, with respect to Messrs. Hill and Rauf and June 1, 2015 with respect to Mr. Griggs vesting ratably on each of the first three anniversary dates of the grant date.

Summary of Employment Agreements
Certain of the amounts shown in the “Summary Compensation Table” and the “Grants of Plan-Based Awards” table are provided for in employment or letter agreements, as the case may be. The material terms of those agreements are summarized below:
Jack A. Fusco
Executive Chairman
On December 18, 2015, we entered into an amended and restated employment agreement with Mr. Fusco (the “Fusco Employment Agreement”) which replaced the employment agreement between him and the Company dated August 10, 2008, as amended on December 21, 2012 and February 28, 2013 (the “Original Fusco Employment Agreement”). Mr. Fusco served, pursuant to the Original Fusco Employment Agreement, as the Company's President through December 21, 2012, as the Company’s Chief Executive Officer through May 2014, and thereafter as the Company’s Executive Chairman. Mr. Fusco will continue to serve, pursuant to the Fusco Employment Agreement as Executive Chairman through the earlier of May 30, 2016 or the date of the 2016 Annual Meeting of Shareholders (the “Fusco Employment Term”).

The Fusco Employment Agreement provides that Mr. Fusco is entitled to an annual base salary through the Fusco Employment Term of $669,500, and an annual cash target performance bonus equal to 100% of annual base salary, with a maximum annual performance bonus opportunity of 200% of base salary. Mr. Fusco will be required to repay any after-tax portion of this annual cash bonus received for any year in which he commits a willful and intentional act that directly results in a material restatement of our earnings.

The Fusco Employment Agreement also provides for the grant of restricted stock awards to Mr. Fusco in February 2016, worth at least $150,000.

In the event that Mr. Fusco’s employment is terminated by us without cause or if he resigns for good reason, or if he remains employed through the end of the Fusco Employment Term, the restricted stock will immediately become fully vested, and any outstanding PSUs will no longer be subject to continued service conditions and will be settled on their original payment dates in cash based on actual performance, in each case subject to Mr. Fusco’s compliance with the restrictive covenants in his employment agreement through the original payment dates. If Mr. Fusco’s employment terminates by reason of disability or death, any PSUs and the restricted stock will immediately become fully vested, and the PSUs will be settled following the termination date in cash based on performance at 100% target level. In the event that Mr. Fusco’s employment is terminated by the Company for “cause” or by Mr. Fusco without good reason, all of his unvested PSUs and restricted stock will be forfeited.

The Fusco Employment Agreement provides that, in the event Mr. Fusco is terminated by us without cause or if he resigns for good reason, in addition to the vesting of the equity-based awards described above, he will also be entitled to certain severance payments and benefits, including a prorated bonus for the year in which such termination occurs; a lump sum cash severance payment equal to two times the sum of (a) his highest base salary in the three years preceding termination and (b) his target bonus with respect to the year of termination; continuation of certain health and welfare benefits for a period of 24 months following the date of termination; and outplacement services for a period of up to 24 months following such termination. Provided that Mr. Fusco remains employed through the end of the Fusco Employment Term, he will receive a pro-rata annual bonus award for 2016 based on actual achievement of performance goals as of the end of the 2016 fiscal year. In the event Mr. Fusco’s employment terminates without cause or for good reason during the 24-month period following a change in control or within the six-month period following a potential change in control (provided a change in control occurs within nine months following the potential change in control), Mr. Fusco generally will be entitled to the same payments and benefits as set forth in the preceding sentence, except that the applicable severance multiplier will be three instead of two and the provision of health and welfare benefits and outplacement services will continue for a period of up to three years following such termination.
If any amounts payable under the Fusco Employment Agreement will become subject to the excise tax imposed by IRC Section 4999, then such amounts will be reduced so as not to become subject to such excise tax, but only if the net amount of such payments as so reduced is greater than or equal to the net amount of such payments without such reduction.
The Fusco Employment Agreement also contains non-solicitation and non-competition restrictive covenants (each of which remains in effect during the term of employment and for 12 months following termination of employment); a non-disparagement clause; and trade secrets, work product and post-termination cooperation clauses.

John B. (Thad) Hill III
President and Chief Executive Officer
On November 6, 2013, we entered into an employment agreement with Mr. Hill in connection with his promotion to President and Chief Executive Officer, which replaced the letter agreement between him and the Company (effective September 1, 2008 as amended on December 21, 2012). The employment agreement, which is for a three-year term, became effective on May 14, 2014. Under the employment agreement, Mr. Hill is entitled to an annual base salary of $1,000,000, subject to annual review and increase (but not decrease) from time to time by the Compensation Committee and an annual cash target performance bonus equal to 100% of annual base salary, with a maximum annual performance bonus opportunity of 200% of base salary (subject to a specified formula for determining Mr. Hill’s bonus for the 2014 fiscal year). Mr. Hill will be required to repay any after-tax portion of this annual cash bonus received for any year in which he commits a willful and intentional act that directly results in a material restatement of our earnings. The employment agreement also provides that for each fiscal year occurring after December 31, 2014, Mr. Hill is eligible to receive long-term incentive awards in such forms and pursuant to such terms as the Compensation Committee may provide. The annual value of Mr. Hill’s target long-term incentive award will initially be 300% of his annual base salary, with such target value subject to adjustment by the Compensation Committee from time to time.
The employment agreement further provides that Mr. Hill will be treated as a Tier 1 participant in the Calpine Corporation Change in Control and Severance Benefits Plan, which is described in more detail below under “Potential Payments Upon Termination or Change in Control — Change in Control and Severance Benefits Plan.” Pursuant to the employment agreement, however, Mr. Hill will not be required to execute a release of claims as a condition of receiving any benefits under the Severance Plan due to his termination in connection with a change in control. In the event of Mr. Hill’s termination due to death or disability, in addition to those due and unpaid amounts due under the employment agreement, Mr. Hill is entitled to receive any annual cash bonus for the year of termination to which he might have otherwise been entitled, as well as continued healthcare coverage for the 18-month period following such termination.
Pursuant to the employment agreement, Mr. Hill is required to own shares of our common stock with a value equal to at least five times his then-current annual base salary prior to the fifth anniversary of the effective date of the employment agreement. The employment agreement contains an affirmation that the restrictive covenants of the letter agreement are incorporated in the employment agreement by reference, and a provision providing for the clawback (which may include the forfeiture, repurchase and/or recoupment) of any amounts payable under the employment agreement to the extent necessary to comply with applicable law or company policy.
Zamir Rauf
Executive Vice President and Chief Financial Officer
In connection with the appointment of Mr. Rauf as Executive Vice President and Chief Financial Officer, we entered into a letter agreement with Mr. Rauf effective December 11, 2008. Under the agreement, Mr. Rauf is entitled to a bi-weekly base salary of $18,269 (annualized at $475,000). In addition, Mr. Rauf is eligible to participate in the CIP, which provides for an annual cash target performance bonus equal to 90% of pro-rated annual base salary, with a maximum annual performance bonus opportunity of 200% of annual base salary. In December 2008, Mr. Rauf received, in accordance with his letter agreement, options to purchase 100,000 shares of common stock under the Equity Incentive Plan. These options have a ten-year term and vest ratably over a three-year period on the first, second and third anniversaries of the grant date. Mr. Rauf is a Tier 3 participant under our Severance Plan which is described in more detail below under “Potential Payments Upon Termination or Change in Control — Change in Control and Severance Benefit Plan.”
W. Thaddeus Miller
Executive Vice President, Chief Legal Officer and Secretary
On December 18, 2015, we entered into an amended and restated employment agreement with Mr. Miller (the “Miller Employment Agreement”) which replaced the employment agreement between him and the Company dated August 11, 2008, as amended on December 21, 2012 and February 28, 2013. Mr. Miller will continue to serve, pursuant to the Miller Employment Agreement as Executive Vice President and Chief Legal Officer through December 31, 2017 (the “Miller Employment Term”).

The Miller Employment Agreement provides that Mr. Miller is entitled to receive an annual base salary during the Miller Employment Term of $829,242 (to be increased annually commensurate with pay increases made to other executive vice presidents of the Company) and an annual cash target performance bonus equal to 90% of annual base salary, with a maximum annual performance bonus opportunity of 200% of base salary. Mr. Miller’s annual cash bonus awards for 2016 and 2017 will be deemed earned as of December 31, 2016 and 2017, respectively, provided that Mr. Miller remains employed on the applicable December 31st of each year. Such cash bonus awards will be calculated and payable in a manner consistent with that of other executive vice presidents of the Company. Mr. Miller will be required to repay any after-tax portion of this annual cash bonus received for any year in which he commits a willful and intentional act that directly results in a material restatement of our earnings.

The Miller Employment Agreement also provides for the grant of restricted stock awards and PSUs to Mr. Miller in February 2016 and February 2017 in a quantity to be calculated on the same basis as the annual grants made to other executive vice presidents of the Company. The restricted stock awards granted in February 2016 will vest on December 31, 2016, and the restricted stock awards granted in February 2017 will vest on December 31, 2017, provided Mr. Miller remains employed through such dates. Similarly, employment requirements on PSUs granted to Mr. Miller in February 2016 will lapse on December 31, 2016, and such requirements will lapse on PSUs granted to Mr. Miller in February 2017 on December 31, 2017, provided Mr. Miller remains employed with the Company on the applicable lapse date.

In the event that Mr. Miller’s employment is terminated by us without cause or if he resigns for good reason, or if he remains employed through the end of the Miller Employment Term, the restricted stock will immediately become fully vested, and any outstanding PSUs will no longer be subject to continued service conditions and will be settled on their original payment dates in cash based on actual performance, in each case subject to Mr. Miller’s compliance with the restrictive covenants in his employment agreement through the original payment dates. If Mr. Miller’s employment terminates by reason of disability or death, any PSUs and the restricted stock will immediately become fully vested, and the PSUs will be settled following the termination date in cash based on performance at 100% target level. In the event that Mr. Miller’s employment is terminated by the Company for “cause” or by Mr. Miller without good reason, all of his unvested PSUs and restricted stock will be forfeited.
In the event Mr. Miller is terminated by us without cause or if he resigns for good reason, in addition to the vesting of the equity-based awards described above, he will also be entitled to certain severance payments and benefits, including a prorated bonus for the year in which such termination occurs; a lump sum cash severance payment equal to 1.5 times the sum of (a) his highest base salary in the three years preceding termination and (b) his target bonus with respect to the year of termination; continuation of certain health and welfare benefits for a period of 18 months following the date of termination; and outplacement services for a period of up to 18 months following such termination. In the event Mr. Miller’s employment terminates without cause or for good reason during the 24-month period following a change in control of the Company or within the six-month period following a potential change in control (provided a change in control occurs within nine months following the potential change in control), Mr. Miller generally will be entitled to the same payments and benefits as set forth in the preceding sentence, except that the applicable severance multiplier will be three instead of 1.5 and the provision of health and welfare benefits will continue for a period of up to three years following such termination.
If any amounts payable under the Miller Employment Agreement will become subject to the excise tax imposed by Code Section 4999, then such amounts will be reduced so as not to become subject to such excise tax, but only if the net amount of such payments as so reduced is greater than or equal to the net amount of such payments without such reduction.
The Miller Employment Agreement also contains non-solicitation and non-competition restrictive covenants (each of which remain in effect during the term of employment and for 12 months following termination of employment); a non-disparagement clause; and trade secrets, work product and post-termination cooperation clauses.

Outstanding Equity Awards at Fiscal Year-End
The following table sets forth certain information concerning unexercised options, unvested stock and equity incentive plan awards outstanding as of December 31, 2015, for each named executive officer:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stocks That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1)

	Exercisable	Unexercisable				(#)		($)	(#)		($)
Jack A. Fusco	300,000	—	9.49	5/7/2019	(2)
									67,935	(3)	983,019
									65,411	(4)	946,497

John B. (Thad) Hill III	100,000	—	9.49	5/7/2019	(2)
	300,000	—	12.13	11/3/2020	(5)
						12,462	(6)	180,325
						24,718	(7)	357,669
						44,483	(8)	643,669
						76,887	(9)	1,112,555
									18,693	(3)	270,488
									18,539	(4)	268,259
									38,444	(10)	556,285

Zamir Rauf	23,200	—	16.90	1/31/2018	(11)
	21,700	—	18.38	3/5/2018	(12)
	100,000	—	8.01	12/17/2018	(13)
	69,963	—	11.24	2/24/2020	(14)
	149,431	—	14.30	2/14/2021	(15)
	138,272	—	15.31	2/28/2022	(16)
						10,424	(6)	150,835
						20,676	(7)	299,182
						28,390	(9)	410,803
									15,636	(3)	226,253
									15,507	(4)	224,386
									14,195	(10)	205,402

W. Thaddeus Miller	100,000	—	9.49	5/7/2019	(2)
									21,282	(3)	307,951
									21,106	(4)	305,404
									19,321	(10)	279,575

W.G. (Trey) Griggs III						24,937	(17)	360,838
									12,469	(10)	180,426
_______________

(1)
The amount listed in this column represents the product of the closing market price of the Company’s stock as of December 31, 2015 ($14.47) multiplied by the number of shares of stock subject to the award.

(2)	Granted on May 7, 2009 and vested 100% on the third anniversary of the date of grant.

(3)
Number of shares shown in the table is based on actual TSR performance relative to the S&P 500 companies for the performance measurement period of January 1, 2013 through December 31, 2015 and represents the threshold award level. The actual number of shares earned (if any) is based on TSR performance at the end of the applicable performance period. PSUs are settled in cash, in a range of 0% to 200%, following the Compensation Committee's certification of performance. See “Compensation Discussion and Analysis — Details of Each Element of Compensation — Long-Term Incentives” for more information on the settlement of the PSUs granted in February 2013.

(4)
Number of shares shown in the table is based on actual TSR performance relative to the S&P 500 companies assuming a truncated performance measurement period of January 1, 2014 through December 31, 2015 and represents the threshold award level. The actual number of shares earned (if any) will be based on TSR performance at the end of the applicable performance period. Performance cycle concludes on December 31, 2016, and PSUs are settled in cash, in a range of 0% to 200%, following the Compensation Committee's certification of performance.

(5)	Granted on November 3, 2010 and vested 100% on the third anniversary of the date of grant.

(6)	Granted on February 28, 2013 and vests ratably on each of the first three anniversaries of the date of grant.

(7)	Granted on February 26, 2014 and vests ratably on each of the first three anniversaries of the date of grant.

(8)	Granted on May 13, 2014 and vests 100% on the third anniversary of the date of grant.

(9)	Granted on February 26, 2015 and vests ratably on each of the first three anniversaries of the date of grant.

(10)
Number of shares shown in the table is based on actual TSR performance relative to the S&P 500 companies assuming a truncated performance measurement period of January 1, 2015 through December 31, 2015 and represents the threshold award level. The actual number of shares earned (if any) will be based on TSR performance at the end of the applicable performance period. Performance cycle concludes on December 31, 2017, and PSUs are settled in cash, in a range of 0% to 200%, following the Compensation Committee's certification of performance. For Mr. Griggs, any cash payment in connection with these PSUs is not payable until June 1, 2018.

(11)	Granted on January 31, 2008 and vested 50% every 18 months from the date of grant.

(12)	Granted on March 5, 2008 and vested ratably on each of the first three anniversaries of January 31, 2008.

(13)	Granted on December 17, 2008 and vested ratably on each of the first three anniversaries of the date of grant.

(14)	Granted on February 24, 2010 and vested 100% on the third anniversary of the date of grant.

(15)	Granted on February 14, 2011 and vested 100% on the third anniversary of the date of grant.

(16)	Granted on February 29, 2012 and vested 100% on the third anniversary of the date of grant.

(17)	Granted on June 1, 2015 and vests ratably on each of the first three anniversaries of the date of grant.
Option Exercises and Stock Vested
The following table provides information concerning option exercises and vesting of stock awards during 2015 for each named executive officer:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Jack A. Fusco	301,538	1,434,260	320,789	5,174,962
John B. (Thad) Hill III	210,000	907,907	49,494	865,958
Zamir Rauf	—	—	42,000	893,088
W. Thaddeus Miller	93,812	446,215	137,317	2,157,498
W.G. (Trey) Griggs III	—	—	—	—
Potential Payments Upon Termination or Change in Control
Effective January 31, 2008, we adopted our Severance Plan (the “Severance Plan”), which provides eligible employees, including executive officers, whose employment is involuntarily terminated by us without cause, by the employee with good reason, or in connection with a change in control, with certain severance benefits, including a lump sum payment based upon (i) the employee’s position and (ii) base salary and target bonus. In 2012, the Board approved an amendment to the Severance Plan, pursuant to which Tier 1, Tier 2 and Tier 3 participants will no longer be entitled to a gross-up payment in the event that any benefit or payment by the Company (whether paid or payable or distributed or distributable pursuant to the terms of the Severance Plan or otherwise, including any acceleration of vesting or payment) is determined to be subject to the excise tax imposed by Code Section 4999. Effective November 4, 2013, the Board approved an amendment to and restatement of the Severance Plan that, among other things, provides for accelerated vesting of equity in the event of a change in control or a participant’s death or disability, entitles Tier 1 participants to a pro-rated annual cash bonus for a termination by the participant for good reason or by us without cause, and revises the requirements for participants to receive benefits for a termination in connection with a change in control. In addition, each of Messrs. Fusco, Miller and Hill have agreements with us that provide for certain severance benefits as described below. The amount of compensation payable to each named executive officer in the event of a termination of employment, or a change in control, on December 31, 2015, is described below under “— Quantification of Potential Payments Upon Termination or Change in Control.”
Change in Control and Severance Benefits Plan
Under the Severance Plan, amended and restated as of November 4, 2013, employees who are Senior Vice Presidents or above are eligible for certain post-employment benefits, which vary depending upon (i) the tier assigned to the employee and (ii) whether a change in control or termination of employment occurs. As of December 31, 2015, Mr. Hill participated as Tier 1 participant and Messrs. Rauf and Griggs participated as Tier 3 participants, in the Severance Plan. Any severance benefits for which Messrs. Fusco and Miller may be eligible would be provided under their respective amended employment agreements and not under the Severance Plan.
Severance and Benefits in Connection with a Change in Control. With respect to each participant in the Severance Plan, upon the occurrence of a change in control, notwithstanding the provisions of any other benefit plan or agreement:

•	each outstanding option held by a participant shall become automatically vested and exercisable;

•
options outstanding as of January 31, 2008, shall remain exercisable by such participant until the later of the 15th day of the third month following the date at which, or December 31 of the calendar year in which, the option would have otherwise expired, but in no event beyond the original term of such option;

•
options granted after January 31, 2008, shall remain exercisable by such participant for a period of (i) three years in the case of a Tier 1 participant, (ii) two years in the case of a Tier 2 participant or (iii) one year in the case of a Tier 3 participant, beyond the date at which the option would have otherwise expired, but in no event beyond the original term of such option; and

•
the vesting restrictions on all other awards relating to common stock (including but not limited to restricted stock, restricted stock units and stock appreciation rights) held by a participant shall immediately lapse and in the case of restricted stock units and stock appreciation rights shall become immediately payable.

•
each PSU held by a participant will immediately be deemed fully earned, each stock appreciation right held by a participant will immediately vest, the restrictions on all other awards relating to common stock held by a participant will immediately lapse, and all such awards will be immediately payable.

In the event that a participant’s employment is terminated within 24 months following a change in control or within six months following a potential change in control (provided that a change in control occurs within nine months following such potential change in control) and upon the occurrence of a participant’s termination of employment by us without cause, or by such participant for good reason, then such participant (or his or her beneficiary) is entitled to receive, subject to certain conditions outlined in the Severance Plan:

•
a lump sum payment within 60 days following termination in an amount equal to 2.99 times (in the case of a Tier 1, Tier 2 or Tier 3 participant) or 1.99 times (in the case of a Tier 4 participant) the sum of (a) the participant’s highest annual salary in the three years preceding the termination and (b) the participant’s target bonus for the year of termination or for the year in which the change in control occurred, whichever is larger; plus

•	in the case of Tier 1 participants only, a pro-rated annual bonus for the year of termination, to be paid at such time as we pay annual bonuses generally; plus

•
a lump sum payment for all “accrued obligations,” defined as all unused vacation time and all accrued but unpaid compensation earned by such participant as of the termination date, to be paid as soon as practicable following the termination date; and

•
continued coverage for the participant and his or her dependents under all health care, medical, dental and life insurance plans and programs (excluding disability) maintained by us under which the participant was covered immediately prior to his or her termination date, to be provided (concurrently with any health care benefit required under COBRA), in the case of a Tier 1, Tier 2 or Tier 3 participant, for a period of 36 months following termination, and, in the case of a Tier 4 participant, for a period of 24 months following termination, at the same cost sharing between us and such participant as applies to a similarly situated active employee.

Severance and Benefits Not in Connection with a Change in Control. In the event that a participant’s employment is terminated by the participant for good reason or by us without cause, and not in connection with a change in control, as described above, then such participant (or his or her beneficiary) is entitled to receive, subject to certain conditions outlined in the Severance Plan:

•
In the case of a Tier 1 participant, (i) a lump sum payment within 60 days following termination in an amount equal to 2.0 times the sum of (a) the participant’s highest annual salary in the three years preceding termination and (b) the participant’s highest target bonus for the year of termination; plus (ii) payment of all accrued obligations as soon as practicable following the termination date; plus (iii) a pro-rated annual bonus for the year of termination, to be paid at such time as we pay annual bonuses generally;

•
In the case of a Tier 2 or Tier 3 participant, (i) a lump sum payment within 60 days following termination in an amount equal to 1.5 times the sum of (a) the participant’s highest annual salary in the three years preceding termination and (b) the participant’s highest target bonus for the year of termination; plus (ii) payment of all accrued obligations as soon as practicable following the termination date; and

•
In the case of a Tier 4 participant, (i) a lump sum payment within 60 days following termination in an amount equal to the sum of (a) the participant’s highest annual salary in the three years preceding termination and (b) the participant’s highest target bonus for the year of termination; plus (ii) payment of all accrued obligations as soon as practicable following the termination date.

In addition to the above, for a period of 24 months (Tier 1), 18 months (Tier 2 and Tier 3) or 12 months (Tier 4), following the termination date, the participant and his or her dependents shall receive continued health care benefits at the same cost sharing between us and such participant as a similarly situated active employee, to be provided concurrently with any health care benefit required under COBRA.
Provisions Applicable Whether or Not Termination is in Connection with a Change in Control. In addition, participants entitled to benefits in connection with a severance or change in control are also entitled to receive outplacement benefits at our expense beginning on such participant’s termination date for a period of 24 months (Tier 1), 18 months (Tier 2 and Tier 3) or 12 months (Tier 4).
As a condition to receiving benefits under the Severance Plan, participants will be subject to certain conditions, including entering into non-solicitation, non-disclosure, non-disparagement and release agreements with us.
Additional Considerations. Tier 1, Tier 2 and Tier 3 participants are not entitled to a gross-up payment in the event that any benefit or payment by the Company (whether paid or payable or distributed or distributable pursuant to the terms of the Severance Plan or otherwise, including any acceleration of vesting or payment) is determined to be subject to the excise tax imposed by Code Section 4999. If any amounts will become subject to the excise tax imposed by Code Section 4999, then such amounts will be reduced so as not to become subject to such excise tax, but only if the net amount of such payments as so reduced is greater than or equal to the net amount of such payments without such reduction. A Tier 4 participant is not entitled to receive a gross-up payment under the Severance Plan, and any severance payments to a Tier 4 participant shall be reduced to the extent necessary so that no portion of the severance payments is subject to the excise tax, but only if the net after-tax payments as so reduced are at least equal to the unreduced payments that the Tier 4 participant would have received after payment of all taxes, including the excise tax.
In the event of a participant’s death or disability, all stock options will vest and remain exercisable for the period set forth in the applicable plan or agreement, each PSU held by a participant will immediately be deemed fully earned, each stock appreciation right held by a participant will immediately vest, the restrictions on all other awards relating to common stock held by a participant will immediately lapse, and all such awards will be immediately payable.
If any participant is a “specified employee” under Section 409A of the IRC, any benefits to be paid or received under the Severance Plan are to be delayed in accordance with the IRC.
Termination Provisions of Employment Agreements
Jack A. Fusco
Pursuant to our agreement with Mr. Fusco, described further above under “— Summary of Employment Agreements,” if Mr. Fusco is terminated by us without cause or if he resigns for good reason, he will be entitled to certain severance payments and benefits, as follows:

•	a prorated bonus for the year in which such termination occurs;

•	a lump sum cash severance payment equal to two times the sum of (a) his highest base salary in the three years preceding termination and (b) his target bonus with respect to the year of termination;

•	continuation of certain health and welfare benefits for a period of two years following the date of termination; and

•	outplacement services for a period of up to 24 months following such termination.
In the event Mr. Fusco’s employment terminates without cause or for good reason during the 24-month period following a change in control or within the six-month period following a potential change in control (provided a change in control occurs within nine months following the potential change in control), Mr. Fusco generally will be entitled to the same payments and benefits as set forth above, except that the applicable severance multiplier will be three instead of two and the provision of health and welfare benefits and outplacement services will continue for a period of up to three years following such termination.
In addition, with respect to the equity-based awards granted to Mr. Fusco pursuant to the Fusco Employment Agreement:

•
in the event of a change in control of the Company or a termination event for any reason other than by us for cause or by Mr. Fusco without good reason, the restricted stock will immediately become fully vested; and

•	if Mr. Fusco’s employment is terminated by us for cause or by Mr. Fusco without good reason, all of his unvested restricted stock will be forfeited.
John B. (Thad) Hill III
Pursuant to the employment agreement, dated November 6, 2013, between us and Mr. Hill, described further above under “— Summary of Employment Agreements,” Mr. Hill is designated as a Tier 1 participant in the Severance Plan.
W. Thaddeus Miller
Pursuant to our agreement with Mr. Miller, described further above under “— Summary of Employment Agreements,” if Mr. Miller is terminated by us without cause or if he resigns for good reason, he will be entitled to certain severance payments and benefits, as follows:

•	a prorated bonus for the year in which such termination occurs;

•	a lump sum cash severance payment equal to 1.5 times the sum of (a) his highest base salary in the three years preceding termination and (b) his target bonus with respect to the year of termination;

•	continuation of certain health and welfare benefits for a period of 18 months following the date of termination; and

•	outplacement services for a period of up to 18 months following such termination.
In the event Mr. Miller’s employment terminates without cause or for good reason during the 24-month period following a change in control or within the six-month period following a potential change in control (provided a change in control occurs within nine months following the potential change in control), Mr. Miller generally will be entitled to the same payments and benefits as set forth above, except that the applicable severance multiplier will be three instead of 1.5 and the provision of health and welfare benefits and outplacement services will continue for a period of up to three years following such termination.
In addition, with respect to the equity-based awards granted to Mr. Miller pursuant to the Miller Employment Agreement:

•
in the event of a change in control of the Company, the PSUs and the restricted stock will immediately become fully vested, and the PSUs will be settled in accordance with the applicable award agreement;

•
if Mr. Miller’s employment is terminated by us without cause or by him for good reason, (i) the restricted stock will immediately become fully vested, and (ii) the PSUs will no longer be subject to continued service conditions and will be settled on their original payment dates in cash based on actual performance, subject to Mr. Miller’s compliance with the restrictive covenants in his employment agreement through the original payment dates;

•
if Mr. Miller’s employment terminates by reason of disability or death, the PSUs and restricted stock will immediately become fully vested, and the PSUs will be settled following the termination date in cash based on performance at 100% target level; and

•	if Mr. Miller’s employment is terminated by us for cause or by Mr. Miller without good reason, all of his unvested PSUs and restricted stock will be forfeited.
Effect of Termination Events or Change in Control on Unvested Equity Awards
The majority of the equity awards granted to our named executive officers through December 31, 2015, were granted under the Equity Incentive Plan. Unvested options issued under the Equity Incentive Plan terminate upon termination of employment and optionees generally have three months following termination of employment to exercise their vested options (unless the option terminates earlier pursuant to its terms). Unless otherwise set forth in an award agreement, unvested restricted stock is forfeited upon a termination of employment. Unvested options and restricted stock fully vest upon a change in control. Amounts payable to each of our executive officers based on a termination event or a change in control are set forth below under “— Quantification of Potential Payments Upon Termination or Change in Control.”

Quantification of Potential Payments Upon Termination or Change in Control
The following table sets forth potential benefits that each named executive officer would be entitled to receive in the event that the executive’s employment with us is terminated for any reason, including a termination for cause, resignation without good reason, a termination without cause, resignation with good reason, termination without cause or resignation with good reason in each case in connection with a change in control, change in control without termination, and death or disability. The amounts shown in the table are the amounts that would have been payable under existing plans and arrangements if the named executive officer’s employment had terminated, and/or a change in control occurred on December 31, 2015. “Cash Compensation” includes payments of salary, bonus, non-equity annual incentive plan compensation, severance or death benefit amounts payable in the applicable scenario.
The actual amounts that would be payable in these circumstances can only be determined at the time of the executive’s termination or a change in control and accordingly, may differ from the estimated amounts set forth in the table below.

Named Executive Officer	Termination by Company for Cause or Resignation by Executive Without Good Reason	Termination by Company Without Cause	Resignation by Executive with Good Reason	Termination by Company Without Cause, or Resignation by Executive With Good Reason, in Connection with Change in Control	Change in Control Without Termination	Death/Disability
Jack A. Fusco
Cash Compensation(1)	$688,298	$6,044,298	$6,044,298	$8,722,298	$—	$688,298
Health and Welfare Benefits(2)	—	54,696	54,696	82,044	—	11,395
Outplacement(2)	—	55,000	55,000	55,000	—	—
Performance Share Units(3)	—	—	—	1,892,980	1,892,980	1,892,980
TOTAL	$688,298	$6,153,994	$6,153,994	$10,752,322	$1,892,980	$2,592,673
John B. (Thad) Hill III
Cash Compensation(1)	$1,108,039	$5,508,039	$5,508,039	$7,686,039	$—	$1,108,039
Health and Welfare Benefits(2)	—	54,696	54,696	82,044	—	41,022
Outplacement(2)	—	55,000	55,000	55,000	—	—
Unvested Stock Awards(4)	—	—	—	2,294,219	2,294,219	2,294,219
Performance Share Units(3)		—	—	1,649,059	1,649,059	1,649,059
TOTAL	$1,108,039	$5,617,735	$5,617,735	$11,766,361	$3,943,278	$5,092,339
Zamir Rauf
Cash Compensation(1)	$—	$1,736,382	$1,736,382	$3,461,189	$—	$—
Health and Welfare Benefits(2)	—	41,022	41,022	82,044	—	—
Outplacement(2)	—	50,000	50,000	50,000	—	—
Unvested Stock Awards(4)	—	—	—	860,820	860,820	860,820
Performance Share Units(3)	—	—	—	859,561	859,561	859,561
TOTAL	$—	$1,827,404	$1,827,404	$5,313,614	$1,720,381	$1,720,381
W. Thaddeus Miller
Cash Compensation(1)	$762,628	$3,125,968	$3,125,968	$5,489,307	$—	$762,628
Health and Welfare Benefits(2)	—	28,584	28,584	57,168	—	38,112
Outplacement(2)	—	50,000	50,000	50,000	—	—
Performance Share Units(3)	—	—	—	1,169,928	1,169,928	1,169,928
TOTAL	$762,628	$3,204,552	$3,204,552	$6,766,403	$1,169,928	$1,970,668
W.G. (Trey) Griggs III
Cash Compensation(1)	$—	$1,425,000	$1,425,000	$2,840,500	$—	$—
Health and Welfare Benefits(2)	—	41,022	41,022	82,044	—	—
Outplacement(2)	—	50,000	50,000	50,000	—	—
Unvested Stock Awards(4)	—	—	—	360,838	360,838	360,838
Performance Share Units(3)	—	—	—	360,838	360,838	360,838
TOTAL	$—	$1,516,022	$1,516,022	$3,694,220	$721,676	$721,676
______________

(1)
Amounts disclosed in the table assume that no executive received any severance or termination benefit which would decrease the amount of the above payments, where applicable. These amounts would primarily be paid as a lump sum but have been calculated without any present-value discount and assuming that base pay would continue at 2015 rates.

(2)
Using generally accepted accounting principles for purposes of the Company’s financial statements, continued health and welfare benefits were valued at the amount of $2,279 per month (for family coverage) which applied to Messrs. Fusco, Hill, Rauf and Griggs and $1,588 per month (for employee and spouse coverage) which applied to Mr. Miller. Outplacement services were valued at $50,000 for 18 months of coverage and $55,000 for 24 and 36 months of coverage.

(3)
The value of unvested PSUs represents the estimated payout value based on the closing price on the NYSE of our common stock on December 31, 2015 ($14.47). For Messrs. Fusco and Miller, in the event of termination by Company without cause or resignation by executive with good reason other than in connection with a change in control, the PSUs will no longer be subject to continued service conditions and will be settled in cash based on actual performance during the relevant performance period stipulated in the PSU agreement. In the event of death or disability, the PSUs will be paid at target of 100% following the termination date. In the event of a change in control, all unvested PSUs will immediately vest in full, whether or not the executive’s employment terminates, with the payout value based on the greater of target value or actual performance over the truncated period.

(4)
The value of unvested stock awards represents the closing price on the NYSE of our common stock on December 31, 2015 ($14.47), of all shares of restricted stock that would vest upon the triggering event. In the event of a change in control, all unvested stock awards will immediately vest in full, whether or not the executive’s employment terminates.

Compensation and Risk
Our Compensation Committee regularly conducts risk assessments to determine the extent, if any, to which our compensation practices and programs may create incentives for excessive risk taking. Based on these reviews, we believe that for the substantial majority of our employees the incentive for risk taking is low, because their compensation consists largely of fixed cash salary and a cash bonus that has a capped payout. Furthermore, the majority of these employees do not have the authority to take action on our behalf that could expose us to significant business risks.
In 2015, as part of its assessment, the Compensation Committee reviewed the compensation program for employees that engage in certain hedging and optimization activities. While these employees have increased potential for risk taking because a part of their compensation is linked to the profitability of these activities, the Compensation Committee concluded that the business risk from these activities is not significant because these employees’ activities are subject to controls that limit excessive risk taking, such as volumetric and value-at-risk limits that are monitored and enforced on a daily basis by our Chief Risk Officer.
The Compensation Committee also reviewed the cash and equity incentive programs for senior executives and concluded that certain aspects of the programs actually reduce the likelihood of excessive risk taking. These aspects include the use of long-term equity awards to create incentives for senior executives to work for long-term growth of the Company, including limited claw-back provisions contained in employment agreements limiting the incentive to take excessive risk for short-term gains by imposing caps on CIP bonuses, requiring compliance with our Code of Conduct and giving the Compensation Committee the power to reduce discretionary bonuses.
For these reasons, we do not believe that our compensation policies and practices create risks that are reasonably likely to have a material adverse effect on us.

Securities Authorized for Issuance Under Equity Compensation Plans
See “Compensation Discussion and Analysis — Details of Each Element of Compensation — Annual Incentive — Calpine Incentive Plan” for a discussion of the equity incentive plans.
Equity Compensation Plans Table
The following table shows information relating to the number of shares authorized for issuance under our equity compensation plans as of December 31, 2015.

December 31, 2015	Securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans
Approved by shareholders	3,123,370	(1)(3)	$13.62	12,648,867	(2)
_________________

(1)
Represents shares issuable upon exercise of options outstanding under the Equity Incentive Plan to purchase 3,055,172 shares and upon the settlement of outstanding restricted stock units under the Director Plan with respect to 68,198 shares; however, does not include issued restricted shares, which are subject to vesting.

(2)	Represents available shares for future issuance of 12,499,779 shares under the Equity Incentive Plan and 149,088 shares under the Director Plan.

(3)	The weighted average remaining term for the expiration of stock options is 3.9 years.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE
See “Executive Compensation — Summary of Employment Agreements” for a description of employment agreements between us and certain of the named executive officers.
During 2015, there were no transactions to be disclosed in which we were a participant and the amount involved exceeded $120,000 and in which any related person, including our executives and directors, had or will have a direct or indirect material interest.
See “Corporate Governance Matters — Business Relationships and Related Person Transactions Policy” for a discussion of our policies and procedures related to conflicts of interest.
Director Independence. See “Corporate Governance Matters — Director Independence.”

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our directors and executive officers, and beneficial owners of more than 10% of any class of our equity securities including our common stock, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of common stock and other equity securities of the Company, and to provide the Company with a copy of those reports.
Based solely upon our review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company is not aware of any instances of noncompliance with the Section 16(a) filing requirements by any director, executive officer or beneficial owner of more than 10% of any class of the Company’s equity securities during the year ended December 31, 2015.

SHAREHOLDER PROPOSALS FOR 2017 ANNUAL MEETING OF SHAREHOLDERS
Shareholder proposals intended to be included in our proxy statement and voted on at our 2017 Annual Meeting of Shareholders must be received at our corporate headquarters at 717 Texas Avenue, Suite 1000, Houston, Texas 77002, Attention: Corporate Secretary, on or before December 2, 2016. Applicable SEC rules and regulations govern the submission of shareholder proposals and our consideration of them for inclusion in the 2017 notice of Annual Meeting of Shareholders and the 2017 proxy statement.
Pursuant to our bylaws and applicable SEC rules and regulations, in order for any business not included in the proxy statement for the 2017 Annual Meeting of Shareholders to be brought before the meeting by a shareholder entitled to vote at the meeting, the shareholder must give timely written notice of that business to our Corporate Secretary. To be timely, the notice must not be received earlier than January 11, 2017 (120 days prior to May 11, 2017, the one year anniversary of the Annual Meeting), nor later than February 10, 2017 (90 days prior to May 11, 2017). The notice must contain the information required by our bylaws. The foregoing bylaw provisions do not affect a shareholder’s ability to request inclusion of a proposal in our proxy statement within the procedures and deadlines set forth in Rule 14a-8 of the SEC’s proxy rules and referred to in the paragraph above. A proxy may confer discretionary authority to vote on any matter at a meeting if we do not receive notice of the matter within the time frames described above. A copy of our bylaws is available upon request to: Calpine Corporation, 717 Texas Avenue, Suite 1000, Houston, Texas 77002, Attention: Corporate Secretary. The officer presiding at the meeting may exclude matters that are not properly presented in accordance with these requirements.
OTHER BUSINESS
As of the date of this proxy statement, we do not know of any other matters that may be presented for action at the meeting. Should any other business properly come before the meeting, the persons named on the enclosed proxy will, as stated therein, have discretionary authority to vote the shares represented by such proxy in accordance with their best judgment.
ANNUAL REPORT TO SHAREHOLDERS AND FORM 10-K
The 2015 annual report to shareholders, including our 2015 Annual Report on Form 10-K (which is not a part of our proxy soliciting materials), is being mailed with this proxy statement to those shareholders that received a copy of the proxy materials in the mail. For those shareholders that received the Notice of Internet Availability of Proxy Materials, this proxy statement and our 2015 annual report to shareholders are available at our website at www.calpine.com. Additionally, and in accordance with SEC rules, you may access our proxy statement at www.proxyvote.com. The 2015 Annual Report on Form 10-K and the exhibits filed with it are available at our website at www.calpine.com. Upon written request by any shareholder to Investor Relations at Investor-Relations@calpine.com, we will furnish, without charge, a copy of the 2015 annual report to shareholders, including the financial statements and the related footnotes. The Company’s copying costs will be charged if exhibits to the 2015 Annual Report on Form 10-K are requested.

W. Thaddeus Miller
Corporate Secretary
April 1, 2016

ANNEX A
REGULATION G RECONCILIATIONS

Adjusted EBITDA represents net income (loss) attributable to Calpine before net (income) loss attributable to the noncontrolling interest, interest, taxes, depreciation and amortization, adjusted for certain non-cash and non-recurring items as detailed in the following reconciliation. Adjusted EBITDA is not intended to represent cash flows from operations or net income as defined by U.S. GAAP as an indicator of operating performance and is not necessarily comparable to similarly titled measures reported by other companies.

We believe Adjusted EBITDA is useful to investors and other users of our financial statements in evaluating our operating performance because it provides them with an additional tool to compare business performance across companies and across periods. We believe that EBITDA is widely used by investors to measure a company’s operating performance without regard to items such as interest expense, taxes, depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired.

Additionally, we believe that investors commonly adjust EBITDA information to eliminate the effect of restructuring and other expenses, which vary widely from company to company and impair comparability. As we define it, Adjusted EBITDA represents EBITDA adjusted for the effects of impairment losses, gains or losses on sales, dispositions or retirements of assets, any mark-to-market gains or losses from accounting for derivatives, adjustments to exclude the Adjusted EBITDA related to the noncontrolling interest, stock-based compensation expense, operating lease expense, non-cash gains and losses from foreign currency translations, major maintenance expense, gains or losses on the repurchase, modification or extinguishment of debt, non-cash GAAP-related adjustments to levelize revenues from tolling agreements and any extraordinary, unusual or non-recurring items plus adjustments to reflect the Adjusted EBITDA from our unconsolidated investments. We adjust for these items in our Adjusted EBITDA as our management believes that these items would distort their ability to efficiently view and assess our core operating trends.

In summary, our management uses Adjusted EBITDA as a measure of operating performance to assist in comparing performance from period to period on a consistent basis and to readily view operating trends, as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations, and in communications with our Board of Directors, shareholders, creditors, analysts and investors concerning our financial performance.

Adjusted Free Cash Flow represents net income before interest, taxes, depreciation and amortization, as adjusted, less operating lease payments, major maintenance expense and maintenance capital expenditures, net cash interest, cash taxes and other adjustments, including non-recurring items. Adjusted Free Cash Flow is presented because we believe it is a useful tool for assessing the financial performance of our company in the current period. Adjusted Free Cash Flow is a performance measure and is not intended to represent net income (loss), the most directly comparable U.S. GAAP measure, or liquidity and is not necessarily comparable to similarly titled measures reported by other companies.

A-1

Consolidated Adjusted EBITDA Reconciliation

In the following table, we have reconciled our Adjusted EBITDA and Adjusted Free Cash Flow to our net income attributable to Calpine for the years ended December 31, 2015, 2014 and 2013, as reported under U.S. GAAP.

	Year Ended December 31,
	2015	2014(6)	2013(6)

Net income attributable to Calpine	$235	$946	$14
Net income attributable to the noncontrolling interest	14	15	4
Income tax expense (benefit)	(76)	22	2
Debt modification and extinguishment costs and other (income) expense, net	58	367	164
Interest expense, net of interest income	624	639	690
Income from operations	$855	$1,989	$874
Add:
Adjustments to reconcile income from operations to Adjusted EBITDA:
Depreciation and amortization expense, excluding deferred financing costs(1)	632	598	593
Major maintenance expense	268	234	224
Operating lease expense	30	34	35
Mark-to-market (gain) loss on commodity derivative activity	113	(342)	14
Impairment losses	—	123	16
(Gain) on sale of assets, net	—	(753)	—
Adjustments to reflect Adjusted EBITDA from unconsolidated investments and exclude the noncontrolling interest(2)	10	5	14
Stock-based compensation expense	26	36	36
Loss on dispositions of assets	16	1	4
Contract amortization	20	14	14
Other	6	10	6
Total Adjusted EBITDA	$1,976	$1,949	$1,830
Less:
Operating lease payments	30	34	34
Major maintenance expense and capital expenditures(3)	461	410	392
Cash interest, net(4)	626	652	700
Cash taxes	15	18	19
Other	2	5	8
Adjusted Free Cash Flow(5)	$842	$830	$677

Weighted average shares of common stock outstanding (diluted, in thousands)	364,886	409,360	444,773
Adjusted Free Cash Flow Per Share (diluted)	$2.31	$2.03	$1.52
_________

(1)	Depreciation and amortization expense in the income from operations calculation on our Consolidated Statements of Operations excludes amortization of other assets.

(2)	Adjustments to reflect Adjusted EBITDA from unconsolidated investments include (gain) loss on mark-to-market activity of nil for each of the years ended December 31, 2015, 2014 and 2013, respectively.

(3)
Includes $272 million, $242 million and $228 million in major maintenance expense for the years ended December 31, 2015, 2014 and 2013, respectively, and $189 million, $168 million and $164 million in maintenance capital expenditures for the years ended December 31, 2015, 2014 and 2013, respectively.

(4)	Includes commitment, letter of credit and other bank fees from both consolidated and unconsolidated investments, net of capitalized interest and interest income.

(5)
Excludes an increase in working capital of $129 million, a decrease in working capital of $118 million and an increase in working capital of $130 million for the years ended December 31, 2015, 2014 and 2013, respectively. Adjusted Free Cash Flow, as reported, excludes changes in working capital, such that it is calculated on the same basis as our guidance.

(6)	Adjusted EBITDA related to the six power plants sold in our East segment on July 3, 2014, was $43 million and $88 million for the years ended December 31, 2014 and 2013, respectively.

A-2

ANNEX B

2016 COMPARATOR GROUPS

Our 2016 primary comparator group consists of IPP peer companies:

The AES Corporation	NRG Energy, Inc.	TransAlta Corporation
Dynegy Inc.
Our 2016 supplemental comparator group consists of the following companies:

Alliant Energy Corporation	Exelon Corporation	PG&E Corporation
Ameren Corporation	FirstEnergy Corp.	Pinnacle West Capital Corporation
CMS Energy Corporation	Hawaiian Electric Industries, Inc.	PPL Corporation
Direct Energy	Integrys Energy Group, Inc.	Public Service Enterprise Group Inc.
Dominion Resources, Inc.	Just Energy Group Inc.	Sempra Energy
DTE Energy Company	MDU Resources Group, Inc.	TransAlta Corporation
Duke Energy Corporation	Nextera Energy, Inc.	Vectren Corporation
Dynegy Inc.	NRG Energy, Inc.	WEC Energy Group, Inc.
Edison International	OGE Energy Corp.	Xcel Energy Inc.
Energy Future Holdings Corp.

B-1

" cut here ------------------------------------------------------------------------------------------------------------------------
Reservation Form for the Calpine Corporation 2016 Annual Meeting of Shareholders
Shareholders who expect to attend the Annual Meeting on May 11, 2016, at 8:00 a.m. at our corporate headquarters in Houston, Texas should complete this form and return it to the Office of the Corporate Secretary, Calpine Corporation, 717 Texas Avenue, Suite 1000, Houston, Texas 77002. Admission cards will be provided at the check-in desk at the meeting (please be prepared to show proof of identification). Shareholders holding stock in brokerage accounts are required to bring a copy of a brokerage statement reflecting Calpine Corporation common stock ownership as of March 14, 2016.

Name
(Please Print)

Address
(Please Print)

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Shareholders to be Held on May 11, 2016:
The Notice of Annual Meeting of Shareholders, Proxy Statement and 2015 Annual Report
are available at www.proxyvote.com.

CALPINE CORPORATION
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF SHAREHOLDERS
MAY 11, 2016

The shareholder(s) hereby appoint(s) John B. (Thad) Hill III and W. Thaddeus Miller, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) each of them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Calpine Corporation that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 8:00 a.m. (Central Time) on May 11, 2016, at our corporate headquarters, located at 717 Texas Avenue, 10th Floor, Houston, Texas 77002, and any adjournment or postponement thereof. The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is given, this proxy will be voted, in accordance with the Board’s recommendation, FOR each nominee in item 1, and FOR items 2 and 3. If any other matters properly come before the meeting, or any adjournment or postponement thereof, the persons named in this proxy will vote in their discretion.

Please consider voting over the Internet or by telephone. Your vote will be recorded as if you mailed in your proxy card. We believe voting this way is convenient.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Address change/comments: _____________________________________________________________________
_______________________________________________________________________________________________

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 10, 2016, the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

CALPINE CORPORATION 717 TEXAS AVENUE SUITE 1000 HOUSTON, TX 77002
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by Calpine Corp. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 10, 2016, the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒					KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
CALPINE CORPORATION
The Board of Directors recommends a vote “FOR” the listed nominees:		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
		☐	☐	☐

1.	Election of Directors
Nominees:
	01) Frank Cassidy 02) Jack A. Fusco 03) John B. (Thad) Hill III 04) Michael W. Hofmann	05) David C. Merritt 06) W. Benjamin Moreland 07) Robert A. Mosbacher, Jr. 08) Denise M. O’Leary

					For	Against	Abstain
The Board of Directors recommends a vote "FOR" proposals 2 and 3.

2.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2016.				☐	☐	☐

3.	To approve, on an advisory basis, named executive officer compensation.				☐	☐	☐

Note: Such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

For address change / comments, mark here. ☐
(see reverse for instructions)
			Yes	No
Please indicate if you plan to attend this meeting.			☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator or other fiduciary, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by a duly authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date